SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[x] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           HERSHEY FOODS CORPORATION
                       --------------------
         (Name of Registrant as Specified in its Charter)

                           HERSHEY FOODS CORPORATION
                       --------------------
               (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(2), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each of securities to which transaction applies:

---------------------------------------------------------------------------

(2) Aggregate number of securities to which transactions applies:

----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

-----------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

-----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

-------------------------------------------------------------------------------

(2)  Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

(3) Filing party:

--------------------------------------------------------------------------------

(4) Date filed:

--------------------------------------------------------------------------------


------------------------------------
/1/Set forth the amount on which the filing fee is calculated and state how it was determined.

 Notice of 1996 Annual Meeting

 Proxy Statement

 Consolidated Financial Statements and Management's Discussion and Analysis

                                    Hershey Foods Corporation Corporate
                                    Headquarters Hershey, Pennsylvania 17033
LOGO

                                    March 18, 1996

To Our Stockholders:

  It is my pleasure to invite you to attend the 1996 Annual Meeting of Stockholders of Hershey Foods Corporation, to be held at 2:00 p.m. on Tuesday, April 30, 1996. The meeting will be held at the Hershey Theatre, located one-half block east of Cocoa Avenue on East Caracas Avenue, Hershey, Pennsylvania. The doors to the Theatre will open at 1:00 p.m.

  We also invite you to visit HERSHEY'S CHOCOLATE WORLD Visitors Center from 9:00 a.m. to 6:00 p.m. on the day of the Annual Meeting. We will be offering a special 30% discount on Hershey's chocolate and non-chocolate items. In addition, product samples for stockholders will be distributed and refreshments will be available at CHOCOLATE WORLD between 9:00 a.m. and 2:00 p.m. You will need to show the coupon provided with your proxy card to receive your discount and free product sample. A map showing directions to CHOCOLATE WORLD is included on the back of your coupon. PLEASE NOTE THAT THERE WILL BE NO REFRESHMENTS OR PRODUCT SAMPLE DISTRIBUTION AT THE HERSHEY THEATRE.

  Business scheduled to be considered at the meeting includes the election of eleven directors and the approval of the appointment of Arthur Andersen LLP as independent public accountants for the Corporation for 1996. Additional information concerning these matters is included in the Notice of Annual Meeting and Proxy Statement. Members of management will also review with you the Corporation's operations during the past year and will be available to respond to questions during the meeting.

  If you plan to attend the meeting, please bring the admission ticket located on the bottom half of your proxy card with you to the meeting. If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the record date, March 1, 1996. This will help facilitate registration at the meeting. You will need to show the letter from your broker, bank or nominee at CHOCOLATE WORLD to receive the discount and product sample.

  To assure proper representation of your shares at the meeting, please carefully mark the enclosed proxy card; then sign, date, and return it at your earliest convenience. As described in the Proxy Statement, you may elect to vote your shares in person at the meeting even though you previously have sent in a proxy.

  I look forward to seeing you at the meeting.

                                   Sincerely yours,

                                 /s/ Kenneth L. Wolfe
                                     Kenneth L. Wolfe
                                   Chairman of the Board and
                                     Chief Executive
                                         Officer

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
NOTICE OF ANNUAL MEETING..................................................    1
PROXY STATEMENT...........................................................    2
  Solicitation and Voting Of Proxies......................................    2
  Voting Securities.......................................................    2
  Election of Directors...................................................    6
  The Board of Directors and its Committees...............................    9
  Compensation of Directors...............................................   10
  1995 Executive Compensation.............................................   11
  Compliance with Section 16(a) of the Securities Exchange Act of 1934....   22
  Certain Transactions and Relationships..................................   22
  Appointment of Auditors.................................................   23
  Other Business..........................................................   23
  Stockholder Proposals and Nominations...................................   23
  Summary Annual Report and Form 10-K.....................................   24
CONSOLIDATED FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALY-
 SIS......................................................................  A-1
  Management's Discussion and Analysis....................................  A-1
  Consolidated Financial Statements.......................................  A-9
  Notes to Consolidated Financial Statements.............................. A-13
  Responsibility for Financial Statements................................. A-27
  Report of Independent Public Accountants................................ A-28
  Eleven-Year Consolidated Financial Summary.............................. A-29

--------
NOTE: In order that the Annual Report to Stockholders may provide a more succinct discussion of the Corporation's businesses and to save costs in connection with its printing and distribution, the Consolidated Financial Statements and Management's Discussion and Analysis are no longer included in the Annual Report to Stockholders but are now included as an Appendix to the Proxy Statement.

                                     LOGO

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                      ON

                                APRIL 30, 1996

                               ----------------

  The Annual Meeting of Stockholders of HERSHEY FOODS CORPORATION will be held at 2:00 p.m., Tuesday, April 30, 1996 at the Hershey Theatre, East Caracas Avenue, Hershey, Pennsylvania 17033 for the following purposes:

  (1) To elect eleven directors;

  (2) To approve the appointment of Arthur Andersen LLP, as the Corporation's independent public accountants for 1996; and

  (3) To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

  In accordance with the By-laws and action of the Board of Directors, stockholders of record at the close of business on March 1, 1996 will be entitled to notice of, and to vote at, the meeting and any and all adjournments thereof.

                                           By order of the Board of Directors,

                                                     Robert M. Reese
                                           Vice President, General Counsel and
                                                        Secretary

March 18, 1996

  KINDLY MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                       ---------------------------------

                                PROXY STATEMENT
                       ---------------------------------

                      SOLICITATION AND VOTING OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HERSHEY FOODS CORPORATION, a Delaware corporation (the "Corporation" or "Hershey Foods"), for use at the Annual Meeting of Stockholders which will be held at 2:00 p.m., Tuesday, April 30, 1996 at the Hershey Theatre, East Caracas Avenue, Hershey, Pennsylvania 17033, and at any and all adjournments of that meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about March 18, 1996. The Corporation's principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033.

  Shares represented by properly executed proxy cards received by the Corporation at or prior to the meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented FOR the election of the nominees for director named in this Proxy Statement, and FOR approval of the appointment of Arthur Andersen LLP as the Corporation's independent public accountants for 1996. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their best judgment.

  A proxy may be revoked at any time before it is voted at the meeting by filing with the Secretary of the Corporation an instrument revoking it, by a duly executed proxy bearing a later date, or by voting by ballot at the meeting. Shares held for each participant in the Corporation's Automatic Dividend Reinvestment Service Plan or the Corporation's Employee Savings Stock Investment and Ownership Plan ("ESSIOP") will be voted by the plan trustee as directed by the participant's proxy card. If an Automatic Dividend Reinvestment Service Plan participant does not return a card, the participant's shares in the plan will not be voted. If an ESSIOP participant does not return a card, that participant's shares will be voted by the plan trustee in proportion to the final aggregate vote of the plan participants actually voting on the matter.

  The cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Corporation. The Corporation has retained Chemical Mellon Shareholder Services to assist in soliciting proxies for a fee of $4,750 plus reimbursement of reasonable out-of-pocket expenses. Additional solicitation by mail, telephone, telecopier or by personal solicitation may be done by directors, officers and regular employees of the Corporation, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Corporation's stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Corporation for their reasonable expenses.

                               VOTING SECURITIES

  The Corporation has shares of two classes of stock outstanding, Common Stock ("Common Stock") and Class B Common Stock ("Class B Stock"), each with one dollar par value. The Common Stock is entitled to cash dividends 10% higher than those declared on the Class B Stock. The Class B Stock carries ten votes per share, while the Common Stock carries one vote per share.

  At the close of business on March 1, 1996, the record date for the Annual Meeting, there were outstanding 62,093,226 shares of the Common Stock, and 15,241,454 shares of the Class B Stock, all of which are entitled to vote. Holders of record of the Corporation's Common Stock on March 1, 1996 will be entitled to one vote for each share held, and holders of record of the Class B Stock on March 1, 1996 will be entitled to ten votes for each share held. According to the Corporation's By-laws, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast of the outstanding Common Stock and Class B Stock, respectively, shall constitute quorums for matters to be voted on separately by the Common Stock as a class and the Class B Stock as a class. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the combined outstanding shares of the Common Stock and the Class B Stock shall constitute a quorum for matters to be voted on without regard to class.

  The vote required for approval of any matter which may be the subject of a vote of the stockholders is provided for in the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), and By-laws. The specific vote requirements for the proposals being submitted to a stockholder vote at this year's Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

  Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (the broker non-votes), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

  As of March 4, 1996 stockholders noted in the following table owned beneficially the indicated number of shares of the Corporation's Common Stock and Class B Stock. The individuals listed below have voting and disposition power over the shares indicated. The voting and disposition power of the shares held by the Milton Hershey School and School Trust and the Hershey Trust Company are as indicated in the footnotes.

       TITLE OF                                             AMOUNT AND NATURE OF         PERCENT
         CLASS              NAME OR GROUP(/1/)              BENEFICIAL OWNERSHIP         OF CLASS
-----------------------  ------------------------   ------------------------------------ --------
Common Stock,            Milton Hershey School
one dollar               and School Trust(/2/)
par value                Founders Hall              11,878,720 shares held by Hershey     19.1%
                         Hershey, PA 17033          Trust Company, as Trustee for the
                                                    benefit of Milton Hershey School
                         Hershey Trust
                         Company(/2/)
                         100 Mansion Road East
                         Hershey, PA 17033

                         Hershey Trust Company(/2/) 254,559 shares held as institutional     *
                                                    fiduciary for 52 estates and trusts
                                                    unrelated to Milton Hershey School;
                                                    and 165,000 shares held as
                                                    investments of Hershey Trust Company

Class B Stock, one dol-  Milton Hershey School      15,153,003 shares held by Hershey     99.4%
lar par value            and School Trust(/2/)      Trust Company, as Trustee for the
                                                    benefit of Milton Hershey School
                         Hershey Trust
                         Company(/2/)

  TITLE OF                                      AMOUNT AND NATURE OF         PERCENT
    CLASS         NAME OR GROUP(/1/)            BENEFICIAL OWNERSHIP         OF CLASS
-------------  ------------------------ ------------------------------------ --------
               W. H. Alexander,           1,218 shares                           *
               Director
               H. O. Beaver, Jr.,         3,878 shares                           *
               Director
               R. H. Campbell, Director     404 shares                           *
               C. M. Evarts,                100 shares                           *
               Director Nominee
               T. C. Graham, Director     3,300 shares                           *
               B. Guiton Hill, Director     403 shares                           *
               J. C. Jamison, Director    5,300 shares                           *
               M. J. McDonald,              100 shares                           *
               Director Nominee
               S. C. Mobley, Director       873 shares                           *
               F. I. Neff, Director         500 shares                           *
               J. M. Pietruski,           2,300 shares                           *
               Director
               V. A. Sarni, Director      1,804 shares                           *
Common Stock,  J. P. Viviano, Director,  51,259 shares and 96,450 stock          *
one dollar     President and Chief      options which are exercisable
par value      Operating Officer
               K. L. Wolfe, Director,    66,491 shares and 134,000 stock         *
               Chairman of the Board    options which are exercisable
               and Chief Executive
               Officer
               M. F. Pasquale,           24,425 shares and 58,150 stock          *
               President, Hershey       options which are exercisable
               Chocolate North America
               W. F. Christ,             13,686 shares and 38,350 stock          *
               Senior Vice President    options which are exercisable
               and Chief Financial
               Officer
               C. M. Skinner,            13,068 shares and 13,100 stock          *
               President, Hershey       options which are exercisable
               Pasta Group
               All current Directors,   263,229 shares and 598,200 stock       1.3%
               Nominees for Director,   options which are exercisable
               and Executive Officers
               as a Group (31 persons)

--------
* Less than 1%

  (/1/) None of the current directors, director nominees or officers of the Corporation owns more than 1% of the outstanding shares of the Common Stock. No current director, director nominee or officer of the Corporation owns beneficially any shares of Class B Stock. Beneficial ownership includes shares held individually and jointly, as well as by spouses and other family members. Such ownership also includes shares credited to the accounts of officers who are participants in ESSIOP. All participants are given the opportunity to vote shares held for their accounts in this plan.

  In addition, certain directors and officers of the Corporation are participants in the Long-Term Incentive Program of the Corporation's Key Employee Incentive Plan, as amended. These individuals are eligible to receive incentive awards payable, in whole or in part, in the Corporation's Common Stock, stock options or in certain circumstances, cash. They are permitted to defer, in certain instances, receipt of performance share unit ("PSU") awards until a future date. The following are the amount of deferred PSU awards as of March 4, 1996 for those officers named in the preceding table: K. L. Wolfe, 5,013 shares; J. P. Viviano, 15,063 shares; M. F. Pasquale, 7,191 shares; W.
F. Christ, 5,111 shares and C. M. Skinner, 3,152 shares. As of March 4, 1996, receipt of PSU awards equivalent to 98,886 shares had been deferred by all current executive officers as a group. The preceding beneficial ownership table does not include deferred PSU awards.

  (/2/) Investment decisions with respect to securities held by Hershey Trust Company, as Trustee for the benefit of Milton Hershey School, are made by the Board of Directors of Hershey Trust Company, as Trustee, with the approval of the Board of Managers (governing body) of Milton Hershey School. Milton Hershey School, a non-profit school for the full-time care and education of disadvantaged children located in Hershey, Pennsylvania, is the sole beneficiary of the trust established by Milton S. and Catherine S. Hershey in 1909. Decisions regarding the voting of such securities are made by the Board of Directors of Hershey Trust Company, as Trustee for the benefit of Milton Hershey School. Investment decisions and decisions with respect to voting of securities held by Hershey Trust Company as institutional fiduciary and as investments are made by the Board of Directors or management of Hershey Trust Company. As of March 1, 1996, Hershey Trust Company, as Trustee for the benefit of Milton Hershey School, as fiduciary of the above-noted individual trusts and estates, and as direct owner of investment shares, will be entitled to vote 12,298,279 shares of Common Stock and 15,153,003 shares of Class B Stock at the meeting. Hershey Trust Company, as Trustee for the benefit of Milton Hershey School ("Milton Hershey School Trust"), will be entitled to vote 11,878,720 shares of Common Stock and 15,153,003 shares of Class B Stock at the meeting. The Milton Hershey School Trust will therefore be entitled to cast 11,878,720 of the 62,093,226 votes, or 19.1%, entitled to be cast on matters required to be voted on separately by the holders of the Common Stock, and 163,408,750 of the total 214,507,766 votes, or 76.2%, entitled to be cast by the holders of the Common Stock and the Class B Stock voting together on other matters to be voted on without regard to class.

  Pursuant to the Corporation's Certificate, all holders of Class B Stock, including the Milton Hershey School Trust, are entitled to convert any or all of their Class B Stock shares into shares of Common Stock at any time on a share-for-share basis. In the event the Milton Hershey School Trust ceases to hold more than 50% of the outstanding shares of the Class B Stock and at least 15% of the total outstanding shares of both the Common Stock and Class B Stock, all shares of the Class B Stock will automatically be converted into shares of the Common Stock on a share-for-share basis. The Corporation's Certificate requires the approval of the Milton Hershey School Trust prior to the Corporation issuing shares of Common Stock or undertaking any other action which would cause the Milton Hershey School Trust to cease having voting control of the Corporation.

  All of the outstanding shares of Hershey Trust Company are owned by the Milton Hershey School Trust. The members of the Board of Managers of Milton Hershey School are appointed by and from the Board of Directors of Hershey Trust Company. There are ten members of the Board of Directors of Hershey Trust Company and nine members of the Board of Managers of Milton Hershey School, including William H. Alexander, who is also a member of the Board of Directors of the Corporation, Dr. C. McCollister Evarts, who is a nominee for the Board of Directors of the Corporation, and Kenneth L. Wolfe, a director and Chairman of the Board and Chief Executive Officer of the Corporation.

Directors of Hershey Trust Company and members of the Milton Hershey School Board of Managers individually are not considered to be beneficial owners of the Corporation's shares of Common Stock or Class B Stock held by the Milton Hershey School Trust.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  Eleven directors are to be elected at the meeting, each to serve until the next annual meeting and until his or her successor shall have been elected and qualified. Except for Dr. C. McCollister Evarts and Mr. Mackey J. McDonald, each of the nominees named in the following pages is presently a member of the Board of Directors. Mr. Howard O. Beaver, Dr. Sybil C. Mobley and Mrs. Francine I. Neff, currently directors, will be retiring from the Board of Directors as of April 30, 1996, having reached the mandatory retirement age of
70. Pursuant to the Corporation's Certificate and By-Laws, one-sixth of the directors, which presently equates to two directors, is entitled to be elected by the Common Stock voting separately as a class. The two nominees receiving the greatest number of votes of the Common Stock voting separately as a class will be elected. Messrs. Mackey J. McDonald and Vincent A. Sarni have been nominated as directors to be so elected by the holders of the Common Stock. The remaining nine nominees are to be elected by the holders of the Common Stock and the Class B Stock voting together and such nominees receiving the greatest number of votes of the Common Stock and Class B Stock voting together without regard to class shall also be elected. In case any of the nominees should become unavailable for election for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute.


               WILLIAM H. ALEXANDER, age 54, is Managing Director, Snider Entrepreneurial Center, The Wharton School of the University of Pennsylvania, Philadelphia, Pennsylvania. He was with H. B. Alexander Enterprises, Inc. from 1969 until 1993 and held a number of management positions, including Vice President and General Manager, President and Chairman. A Hershey Foods director since 1995, he is a member of the Audit Committee. He is also a director of Harristown Development Corporation; Hershey Trust Company; Merchants and Business Men's Mutual Insurance Company; Penn National Holding Corporation; and Pennsylvania Blue Shield; and is a member of the Board of Managers, Milton Hershey School.

   (PHOTO)


                               ----------------


               ROBERT H. CAMPBELL, age 58, is Chairman of the Board, Chief Executive Officer and President, Sun Company, Inc., Philadelphia, Pennsylvania. He has been Chief Executive Officer and President since 1991, Chairman of the Board since 1992 and has been a Director of Sun Company, Inc. since 1988. Previously, Mr. Campbell had been Executive Vice President since 1988 and a Group Vice President of Sun Company, Inc. since 1983. A Hershey Foods director since 1995, he is a member of the Compensation and Executive Organization Committee. He is also a director of CIGNA Corporation.

   (PHOTO)

               DR. C. MCCOLLISTER EVARTS, age 64, is Chief Executive Officer, Senior Vice President for Health Affairs, Dean, College of Medicine, and Professor of Orthopaedics, The Pennsylvania State University, College of Medicine and University Hospitals, The Milton S. Hershey Medical Center. He has held these positions since 1987. Previously, Dr. Evarts was Professor and Chairman of the Department of Orthopaedics and Vice President for Development at the University of Rochester School of Medicine and Dentistry. He is Chairman of the Board of Directors of the Association of Academic Health Centers, a member of the Association of American Medical Colleges, Society of Medical Administrators, and serves on the Board of Directors of Hershey Trust Company, M. S. Hershey Foundation, Carpenter Technology Corporation, Capital Region Health Futures Project, the Capital Region Economic Development Corporation, and the Lehigh Valley Hospital; and is a member of the Board of Managers, Milton Hershey School.

   (PHOTO)


                               ----------------


               THOMAS C. GRAHAM, age 69, is Chairman of the Board of AK Steel Corporation, formerly Armco Steel Company, LP, in Middletown, Ohio. From 1992 to 1994 he served as Chief Executive Officer and President of Armco Steel Company, LP. In 1992, he served as Chairman and Chief Executive Officer, Washington Steel Corporation, Washington, Pennsylvania. From 1983 to 1991 he was with USX Corporation, where he held the positions of Vice Chairman and Chief Operating Officer-Steel and Related Resources, and director in 1983; President-USS and an Executive-Director of USX in 1986 and Vice Chairman in 1990. A Hershey Foods director since 1989, he is a member of the Compensation and Executive Organization Committee. He is also a director of International Paper Company and NM Holdings, Inc.

   (PHOTO)


                               ----------------


               BONNIE GUITON HILL, age 54, is Dean, McIntire School of Commerce, University of Virginia, a position she has held since 1992. She was a member of the California Governor's cabinet, serving as Secretary of the State and Consumer Services Agency from 1991 to 1992. From 1990 to 1991, she was President and Chief Executive Officer, Earth Conservation Corps, Washington D.C. and from 1989 to 1990, she served as Special Advisor to the President for Consumer Affairs. A Hershey Foods director since 1993, she is a member of the Audit Committee. She is also a director of AK Steel Corporation; Crestar Financial Services Corporation; Louisiana-Pacific Corporation; Niagara Mohawk Power Corporation; and The National Environmental Education and Training Foundation.

   (PHOTO)


                               ----------------


               JOHN C. JAMISON, age 61, is Chairman, Mallardee Associates, a privately-held corporate financial services business, Williamsburg, Virginia. From 1990 to 1992 he was President and Chief Executive Officer of The Mariners Museum, Newport News, Virginia. From 1983 to 1990 he was Dean of the Graduate School of Business Administration, The College of William & Mary, Williamsburg, Virginia. He was a General Partner with Goldman Sachs & Co. until 1982, when he became a Limited Partner. A Hershey Foods director since 1974, he chairs the Committee on Directors and Corporate Governance and is a member of the Audit Committee. He is also a director of Best Products Co., Inc.; Richfood Holdings, Inc.; Riverside Health System, Inc.; and Williamsburg Winery, Ltd.; and a trustee of The Mariners Museum.

   (PHOTO)

               MACKEY J. MCDONALD, age 49, is President and Chief Executive Officer of VF Corporation, Wyomissing, Pennsylvania. He assumed his role as Chief Executive Officer of VF Corporation in 1996, was named President and Chief Operating Officer in 1993 and was a Group Vice President of VF Corporation since 1990. He is also a director of First Union National Bank of North Carolina, Textile/Clothing Technology Corporation, American Apparel Manufacturers Association, Fashion Association and Berks County Chamber of Commerce. He is to be elected by the Common Stock as a class.

   (PHOTO)


                               ----------------


               JOHN M. PIETRUSKI, age 63, is Chairman of the Board of Texas Biotechnology Corp., Houston, Texas, and President of Dansara Company, a privately-held management consulting firm, New York, New York. He is also retired Chairman of the Board and Chief Executive Officer of Sterling Drug Inc. With Sterling Drug Inc. from 1977 to his retirement in 1988, he also held the positions of Executive Vice President, and President and Chief Operating Officer. A Hershey Foods director since 1987, he chairs the Compensation and Executive Organization Committee. Mr. Pietruski is also a director of General Public Utilities Corporation; Lincoln National Corporation; and McKesson Corporation; and a regent of Concordia College.

   (PHOTO)


                               ----------------


               VINCENT A. SARNI, age 67, is retired Chairman of the Board and Chief Executive Officer, PPG Industries Inc., Pittsburgh, Pennsylvania, positions he held from 1984 until his retirement in 1993. Mr. Sarni joined PPG Industries Inc. in 1968 and held a number of senior management positions, including Senior Vice President and Vice Chairman. A Hershey Foods director since 1991, Mr. Sarni serves as a member of the Compensation and Executive Organization Committee and the Committee on Directors and Corporate Governance. He is also a director of Amtrol Inc.; PNC Financial Corp.; PPG Industries Inc.; and The LTV Corp. He is to be elected by the Common Stock as a class.

   (PHOTO)


                               ----------------


               JOSEPH P. VIVIANO, age 57, is President and Chief Operating Officer, Hershey Foods Corporation. He was President, Hershey Chocolate U.S.A., a division of the Corporation, from 1985 to 1993. From 1975 through 1978, he served as President of San Giorgio, and then as President of San Giorgio-Skinner Company (presently the Hershey Pasta Group) through 1983. In 1984, he was elected Senior Vice President of the Corporation. A director of the Corporation since 1986, he serves as a member of the Executive Committee. He is also a director of Chesapeake Corporation and a board member of Xavier University.

   (PHOTO)

               KENNETH L. WOLFE, age 57, is Chairman of the Board and Chief Executive Officer, Hershey Foods Corporation. He was elected President and Chief Operating Officer in 1985, positions he held through 1993. He was elected Vice President, Finance and Chief Financial Officer of the Corporation in 1981, and Senior Vice President and Chief Financial Officer in 1984. A director of the Corporation since 1984, he chairs the Executive Committee and serves as a member of the Committee on Directors and Corporate Governance. He is also a director of Bausch & Lomb Inc.; Carpenter Technology Corporation; and Hershey Trust Company and is a member of the Board of Managers, Milton Hershey School.

   (PHOTO)


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  There were nine regular meetings of the Board of Directors during 1995 and one special telephone conference meeting. No director attended less than 84% of the sum of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during 1995. Average attendance for all of these meetings equalled 97%.

  The Board of Directors has four standing committees. These are the Audit Committee, the Committee on Directors and Corporate Governance, the Compensation and Executive Organization Committee, and the Executive Committee. The Employee Benefits Committee held one meeting during early 1995 and was subsequently discontinued. In addition to the four standing committees, from time to time the Board establishes committees of limited duration for special purposes.

  The AUDIT COMMITTEE, which held three meetings during 1995, consists of Messrs. Beaver (Chair), Jamison, and Alexander and Ms. Guiton Hill and Mrs. Neff. The Committee's responsibilities include recommending to the full Board the selection of the Corporation's independent public accountants; discussing the arrangements for, the proposed scope, and the results of the annual audit with management and the independent public accountants; reviewing the scope of non-audit professional services provided by the independent public accountants; obtaining from both management and the independent public accountants their observations on the Corporation's system of internal accounting controls; reviewing compliance by the Corporation and its employees with laws and regulations applicable to the Corporation's business and with the Corporation's Code of Ethical Business Conduct; and reviewing the overall activities and recommendations of the Corporation's internal auditors.

  The COMMITTEE ON DIRECTORS AND CORPORATE GOVERNANCE, which held eight meetings during 1995, consists of Messrs. Jamison (Chair), Beaver, Sarni, and Wolfe and Dr. Mobley. The Committee's responsibilities include reviewing the size and composition of the Board and its committees, evaluating and recommending candidates for election to the Board, administering the Directors' Charitable Award Program, and reviewing and advising the full Board on issues of corporate governance. The Committee will consider nominees recommended by stockholders. Such recommendations should be sent in writing to the Secretary of the Corporation, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810, and should include the proposed nominee's name, address and biographical information.

  The COMPENSATION AND EXECUTIVE ORGANIZATION COMMITTEE, which held five meetings during 1995, consists of Messrs. Pietruski (Chair), Campbell, Graham and Sarni, and Mrs. Neff. The Committee recommends to the full Board the salaries of the Corporation's elected officers and other key management and executive employees; administers the Corporation's Key Employee Incentive Plan, Employee Benefits Protection Plan, and the Supplemental Executive Retirement Plan; monitors compensation arrangements for management employees for consistency with corporate objectives and stockholders' interests; reviews the executive organization of the Corporation; and monitors the development of personnel available to fill key management positions.

  The EXECUTIVE COMMITTEE, which held nine meetings during 1995, consists of Messrs. Wolfe (Chair) and Viviano. The Committee reviews and approves major capital projects and expenditures. The Committee, subject to specific restrictions involving matters of a major nature, may exercise all the power and authority of the Board of Directors in the management of the business affairs of the Corporation when the full Board is not in session.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Corporation receive no additional remuneration for their services as directors. Non-employee directors--those directors not entitled to receive any salary or employee benefits from the Corporation or its subsidiaries--receive an annual retainer of $20,000; a fee of $1,000 for each Board meeting attended; a fee of $900 for each Board committee meeting attended; and a fee of $100 for each Board or Board committee meeting held by telephone conference call. Board committee chairs receive an annual retainer of $2,000 in addition to meeting fees. Under the Directors' Fees Deferral Plan, directors may elect to defer receipt of part or all of each year's fees for such period as they may select, to be paid beginning no later than retirement from the Board. To further enhance the alignment of the directors' interests with the stockholders' interests, from time to time increases in directors' fees may be made in the Corporation's stock. In 1995, to ensure the directors' compensation package remained competitive, non-employee directors were granted 100 shares of Common Stock in lieu of an increase in their annual retainer.

  All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees and for minor incidental expenses incurred in connection with performance of directors' services. In addition, directors are provided with travel accident insurance while traveling on the Corporation's business; receive the same discounts as employees on the purchase of the Corporation's products; and are eligible to participate in the Corporation's Higher Education Gift Matching Program.

  The Corporation maintains a retirement plan for non-employee directors to assist in attracting and retaining individuals of outstanding competence to serve on the Board. Any such director who has served as a director for at least ten years, or retires at age 70 with at least five years of service on the Board, or retires because of disability regardless of length of service, is entitled to receive for ten years, unless he or she should die sooner, 100% of the annual retainer in effect at the time the director retires or is disabled. The annual retainer may include a value assigned to stock granted in lieu of an increase in the cash annual retainer. Directors who receive benefits under this plan are expected to remain available to advise and consult with the members of the Board as needed.

  The Corporation maintains a Directors' Charitable Award Program, which is designed to acknowledge the service of directors, recognize the mutual interest of the Corporation and its directors in support of worthy nonprofit institutions and provide an indirect enhancement to the overall competitiveness of the directors' benefit program. The Corporation is funding this program primarily through life insurance policies on its directors. The program is designed so that when the Corporation receives life insurance proceeds as a result of the deaths of specified directors, it would then donate a specific amount per director in the name of the director to designated tax qualified institution(s). The charitable donations by the Corporation will be directed primarily to educational institutions as designated by the directors. The amount of the donation varies according to the director's length of service as a director, up to a maximum donation of $1,000,000 after five years of service. Individual directors derive no financial benefit from the program since all insurance proceeds and charitable tax deductible donations accrue solely to the Corporation. All current directors, except Mr. Alexander, and five retired directors participate in the program. The amount of the charitable donation per current participating director is $1,000,000, except for Mr. Sarni, for whom the current amount is $800,000, Ms. Guiton Hill, for whom the current amount is $400,000, and Mr. Campbell for whom the current amount is $200,000, because of their shorter length of service as directors.

                          1995 EXECUTIVE COMPENSATION

           COMPENSATION AND EXECUTIVE ORGANIZATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Compensation and Executive Organization Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors, and is responsible for the establishment and oversight of the Corporation's executive compensation program.

EXECUTIVE COMPENSATION PHILOSOPHY

The Corporation's executive compensation program is designed to meet the following objectives:

  . To connect the interests of the executive officers with corporate performance and the interests of stockholders;

  . To attract, retain and motivate executive talent;

  . To assure a significant portion of the executive officers' total compensation is dependent upon the appreciation of the Corporation's Common Stock; and

  . To provide a balanced total compensation package that recognizes the individual contributions of the executive officers and the overall business results of the Corporation.

  Each year the Committee conducts a full review of the Corporation's executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Corporation's performance and its executive compensation in the context of the compensation programs of other companies. This review is performed periodically with the assistance of an independent outside consultant whose services are retained by the Corporation. The Committee reserves the right to select and/or meet independently with any consultant at its discretion. This annual review includes analyzing survey data comparing the competitiveness of the Corporation's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of companies representing the Corporation's most direct food industry competitors for executive talent. The Committee also considers compensation data compiled from surveys of a broader group of general industry companies, some of which are from the food industry. In the performance graph on page 20, the Corporation's performance is compared to the Standard and Poor's Food Group Index. The peer group considered relevant for the Corporation's compensation comparison purposes does not include all of the companies in the Food Group Index as compensation data on all such companies is not readily available. Also, the peer group includes some companies that are not in this index because the Corporation selects those companies it believes to be the most relevant and direct competitors for executive talent. The Committee reviews which peer companies are selected for compensation analysis.

  In the review of survey data, a statistical process involving regression analysis is used to determine competitive compensation levels. This approach adjusts compensation levels for factors such as net sales, return on equity, and time in position within the organization in determining predicted values or "going rates" within the marketplace for each element of compensation. The Corporation targets total compensation "at or above" such "going rates."

  The Committee believes the holding of significant equity interests in the Corporation by management aligns the interests of stockholders and management. Through the programs described in this report, a very significant portion of each executive officer's total compensation is linked directly to individual and corporate performance and stock price appreciation.

  The key elements of the Corporation's executive compensation program consist of base salary, an annual cash incentive program, and a long-term incentive program consisting of performance share units and stock options. Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of the stockholders. The Corporation's executive compensation program is intended to reward achievement of both short-term and long-term business goals. To ensure proper balance in the achievement of these business objectives, the incentive program places greater dollars at risk in long-term incentives compared to short-term incentives. The long-term incentive program is especially designed to assure that the Corporation's executive officers have a significant portion of their total compensation tied to factors which affect the performance of the Corporation's stock.

  In the past, executives were compensated for unused vacation days greater than four weeks. The Committee decided to discontinue these payments beginning in 1995 to encourage full utilization of vacation entitlements.

  The Committee determined the total compensation of Kenneth L. Wolfe, Chairman of the Board and Chief Executive Officer, and it reviewed and approved the total compensation of the most highly compensated executive officers, including the individuals whose compensation is detailed in this Proxy Statement. This is designed to ensure consistency throughout the executive compensation program.

  The Committee's policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Mr. Wolfe, are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by the Corporation when determining each component of the executive officer's compensation, including pension benefits, supplemental retirement benefits, insurance and other benefits.

BASE SALARIES

  Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies.

  Salary reviews are conducted annually and salary adjustments are made based upon the performance of the Corporation and of each executive officer and their position in the applicable salary grade. The Committee considers both financial and, where appropriate, non-financial performance measures in making salary adjustments. Base salaries for executive officers and all other salaried employees are set within salary ranges established for the position as determined through the annual competitive salary surveys described above. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered.

  With respect to the base salary granted to Mr. Wolfe in 1995, the Committee made a favorable assessment of the Corporation's actual business results versus plan goals and the results achieved by Mr. Wolfe on various leadership objectives the Committee established in 1994. Based on this assessment, the Committee increased Mr. Wolfe's salary by $20,000, a 3.6% increase.

ANNUAL CASH INCENTIVE PROGRAM

  The Corporation's executive officers, as well as other key management and professional employees, are eligible for an annual cash incentive award under the Corporation's Key Employee Incentive Plan, as amended ("Incentive Plan"), a plan which is administered by the Committee. Participating executive officers are eligible to earn individual awards expressed as a percentage of base salary. The final award is the product of the executive officer's base salary, the applicable target percentage, the corporate or business unit performance score and the individual performance score. Individual and short-term (annual) corporate and business unit performance objectives are established at the beginning of each year by the Committee. For executive officers on corporate staff, the performance objectives for these incentive award payments for 1995 were based on financial measures including earnings per share, return on net assets, and control of certain corporate administrative costs. For executive officers at the business unit level, the performance objectives for 1995 were varying combinations of operating income, sales growth, return on business unit net assets, quality and cost controls, and market share. Adjustments are made to the performance results, if necessary, to take into account extraordinary or unusual items occurring during the performance year. Since the final award is the product of the factors described above, the corporate or business unit performance and individual performance scores are given equal weight in the formula. With respect to corporate staff in 1995, the relative weights of performance objectives were 45% each for earnings per share and return on net assets and 10% for administrative cost control. Performance scores in excess of the objectives for financial measures and/or individual performance expectations may result in the individual executive officer receiving more than his/her target percentage. However, each of the relative weights contain maximums on the components used to calculate the annual incentive award. Beginning in 1995, the maximum performance score was established for all plan participants at 175%. During 1995 the Committee also established guidelines which in certain instances limit the personal performance factor in relationship to the business unit scores. The range of the target percentages of base salary used in 1995 for annual cash incentive awards for executive officers was 25% to 60%, with the highest rate of 60% applicable only to Mr. Wolfe.

  No annual cash incentive awards are granted unless a corporate "performance hurdle" is achieved. This hurdle is defined as the minimum rate of return which average total invested capital must earn before any awards are paid. This is designed with the stockholders' interest in mind by assuring the Corporation achieves certain profitability levels before any executive is granted an annual incentive award.

  In 1995, corporate staff participants (which included Mr. Wolfe) partially achieved the corporate performance objective set for return on net assets and exceeded the performance objective for earnings per share and control of certain corporate administrative costs. In addition, the Committee took into account Mr. Wolfe's performance against his personal objectives, which Mr. Wolfe exceeded. Based on these results, Mr. Wolfe was awarded a 1995 annual cash incentive award of $508,246.

LONG-TERM INCENTIVE PROGRAM--PERFORMANCE SHARE UNITS

  Performance share units (PSUs) were contingently granted in 1995 under the Incentive Plan to members of the Corporation's senior executive group most in a position to affect the Corporation's long-term results (a combined total of 21 individuals in 1995). PSU grants are based upon a percent of the executive's annual salary. PSUs are generally granted every year and are earned based on the Corporation's performance over a three-year cycle. Each year begins a new three-year cycle. Provided the Corporation has achieved the established performance objectives at the end of the three-year cycle, a payment is made, either in stock, cash or a combination of both, based on the market value of the shares at the end of the cycle. In determining whether performance objectives have been achieved, specified adjustments, previously established by the Committee, can be made to the corporate performance to take into account extraordinary or unusual items occurring during the performance cycle. Payment may be deferred to a later date at the election of the executive. The value of each of the PSUs is tied to corporate performance (in determining what percentage of shares are earned) and stock price appreciation. The established performance measures are earnings per share and return on net assets and beginning with the 1995-1997 cycle, cumulative free cash flow. The performance scores can range from 0% to 100% for the 1993-1995 cycle, 0% to 120% for the 1994-1996 cycle and 0% to 150% for the 1995-1997 cycle.

  The Corporation has minimum stockholding guidelines for its executive officers and certain other key managerial and professional employees of the Corporation which require these individuals to accumulate gradually over time, shares of Common Stock and/or deferred PSUs. The value equivalent of the shares which must be acquired and held are equal to a multiple of the individual's base salary. During 1995 the applicable minimum stockholding requirements were revised from two to eight times base salary to three to five times base salary. If the minimum has not been met, the executive officer is required to take the PSUs award in Common Stock (net of withholding taxes) or deferred PSUs. For Mr. Wolfe, the applicable multiple in 1995 was five times his base salary.

  In 1994, the Committee reviewed the performance objectives set for the 1992-94 PSU cycle and the 1993-95 PSU cycle. The Committee adjusted the targets to assure the incentives were fair and motivational to the executives, with higher targets being set for the 1992-94 cycle and reduced targets being set for the 1993-95 cycle.

  In January 1993, each eligible member of the senior executive group was granted PSUs having a value at the time of grant equal to a percentage of their annual salary. This percentage was determined by the Committee based on the recommendation of senior management and competitive survey information. The Corporation exceeded the objective established for earnings per share and partially achieved the objective for return on net assets, each measure having equal weight of 50%, for the year ended December 31, 1995. Accordingly, 96% of the contingent PSUs granted in January 1993 were earned, and the holders thereof received payment based on the value of the shares averaged over a period of 20 business days in December 1995. Mr. Wolfe's award was valued at $469,483 based on the December 1995 averaged value of the PSUs from the 1993 grant.

  In January 1995, eligible members of the senior executive group were granted new contingent PSUs. While the grants were generally consistent with past practices, an additional objective relating to cumulative free cash flow was established and the maximum award was increased from 120% of the established target award to 150% of the target. The "Long-Term Incentive Program Performance Share Unit Awards in Year Ended December 31, 1995" table in this Proxy Statement provides additional information regarding these grants for the five most highly compensated executive officers.

LONG-TERM INCENTIVE PROGRAM--STOCK OPTIONS

  Under the Incentive Plan, stock options are periodically granted to the Corporation's senior executive group as well as to other key management and professional employees. Stock options entitle the holder to purchase during a specified time period a fixed number of shares of Common Stock at a set price.

  The Committee sets guidelines for the number of stock options to be granted based on competitive compensation data gathered from survey information discussed above. The number of stock options granted is a function of the employee's base pay, stock option multiples for the employee's grade level and the imputed value of the option. The Committee also takes into account management's recommendations regarding the number of options to be awarded to specific employees as well as competitive pay practices within the food industry and the amounts of options outstanding or previously granted. While stock options have been granted annually to members of the senior executive group, the Committee can elect not to grant stock options in a given year. Stock option recipients other than the senior executive group (over 350 key employees) generally receive stock option grants every two years.

  During 1995 the Committee made minimum stockholding requirements applicable to stock options granted after 1995. If the minimums are not satisfied, an individual can receive only one-half of the after-tax profit from the option exercise in cash. The remaining one-half of the profit must be retained in Hershey Foods stock.

  Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with a ten-year term and an exercise price equal to the closing market price of the Common Stock on the day preceding the date of grant, and they vest immediately for the senior executive group. This approach is designed as an incentive for future performance by the creation of stockholder value over the long-term since the benefit of the stock options cannot be realized unless stock price appreciation occurs.

  In 1995, Mr. Wolfe received options to purchase 25,100 shares of Common Stock with an exercise price of $48.375 per share, the closing market price on the day preceding the grant.

POLICY REGARDING TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) to the Internal Revenue Code of 1986 (the "Code") provides that publicly-held companies may be limited in deducting certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly compensated officers. The Committee has considered the effect of
Section 162(m) of the Code on the Corporation's executive compensation program to develop its policy with respect to the deductibility of the Corporation's executive compensation. It is the Committee's position that in administering the "performance based" portion of the Corporation's executive compensation program, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes it needs to retain the flexibility to exercise its judgment in assessing an executive's performance and the total compensation system for executive officers should be managed in accordance with the objectives outlined in the "Executive Compensation Philosophy" section of this report and in the best overall interest of the Corporation's stockholders. Should compliance with Section 162(m) conflict with the "Executive Compensation Philosophy" or with what the Committee believes to be in the best interest of the stockholders, the Committee will act in accordance with the Philosophy and in the best interest of the stockholders, notwithstanding the effect of such action on deductibility. However, to assure that the Corporation does not lose deductions for compensation paid, the Committee has adopted a deferral policy requiring the executive to defer receipt of any compensation in excess of $1 million that is not deductible in any given year to the year in which such compensation would be deductible by the Corporation.

CONCLUSION

  In 1995, as in previous years, a substantial portion of the Corporation's executive compensation consisted of performance-based variable elements. In the case of Mr. Wolfe, approximately 63% of his 1995 total compensation consisted of performance-based variable elements, without including stock options in the computation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

           SUBMITTED BY THE COMPENSATION AND EXECUTIVE ORGANIZATION
              COMMITTEE OF THE CORPORATION'S BOARD OF DIRECTORS:

     John M. Pietruski, Chairman    Robert H. Campbell    Thomas C. Graham

              Francine I. Neff          Vincent A. Sarni

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table shows for the fiscal years ending December 31, 1993, 1994 and 1995, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each of the five most highly-compensated executive officers of the Corporation in the capacities in which they served in 1995.

                          SUMMARY COMPENSATION TABLE

                                                  LONG-TERM
                      ANNUAL COMPENSATION        COMPENSATION
                  --------------------------- ------------------
  NAME AND                                     NUMBER
PRINCIPAL                                     OF STOCK           ALL OTHER(/4/)
POSITION                                       OPTION  LTIP(/3/)   COMPENSA-
 AS OF 12/31/95   YEAR SALARY(/1/) BONUS(/2/)  AWARDS   PAYOUTS       TION
---------------   ---- ----------- ---------- -------- --------- --------------
K. L. Wolfe       1995  $570,000    $508,246   25,100  $469,483     $ 3,750
Chairman and
 Chief            1994   550,000     346,500   33,150   345,777      14,711
Executive Offi-
 cer              1993   456,500     308,709   16,000   440,942      14,992

J. P. Viviano     1995   460,000     375,983   17,150   312,988       3,750
President and
 Chief            1994   430,000     248,325   25,300   247,319      17,903
Operating Offi-
 cer              1993   347,500     216,588   12,000   316,382      17,281

M. F. Pasquale    1995   304,000     171,188   10,750   181,534       3,750
President,
 Hershey          1994   295,000     170,378   15,000   146,560       3,750
Chocolate North
 America          1993   254,250     142,016    6,300   219,226       5,896

W. F. Christ      1995   248,500     188,005    7,100   156,494       3,750
Senior Vice
 President        1994   240,000     126,000    9,050   100,760       4,706
and Chief Finan-
 cial Officer     1993   200,000     141,750    5,000   144,490       8,077

C. M. Skinner     1995   240,000      91,020    6,050   156,494       3,750
President,        1994   235,000      38,969    5,650   100,760       3,750
Hershey Pasta
 Group            1993   208,750     145,838    5,000   149,472       5,219

--------
  (/1/) This column includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code that were contributed by the executive officer to ESSIOP.

  (/2/) This column represents annual cash incentive awards (paid out or deferred) attributable to services rendered for that year. Mr. Wolfe deferred receipt of his entire 1995 annual cash incentive award.

  (/3/) This column reports the cash value earned in PSU payouts during each of the last three fiscal years at the end of the following three performance cycles: 1993-95, 1992-94 and 1991-93 under the Key Employee Incentive Plan which were paid or deferred in the fiscal year immediately following the last year of the respective three-year cycle. Mr. Wolfe received a portion, $339,984, of his 1995 PSU payout in cash and the balance, $129,499, was deferred.

  (/4/) This column includes the Corporation's matching contributions to the individual's ESSIOP account for 1995, and for years 1994 and 1993 also includes payments for unused vacation days. Payment for unused vacation days was discontinued in 1995.

LONG-TERM INCENTIVE PROGRAM--STOCK OPTIONS

  The following table contains information concerning the grant of stock options under the Key Employee Incentive Plan to the five most highly compensated executive officers of the Corporation as of the end of the last fiscal year:

             STOCK OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 1995

                                                                                     POTENTIAL
                                                                                REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES
                                                                                  OF STOCK PRICE
                                                                                 APPRECIATION FOR
                                        INDIVIDUAL GRANTS                        STOCK OPTION TERM
                       --------------------------------------------------- -----------------------------
                                     % OF TOTAL
                          NUMBER       STOCK
                            OF        OPTIONS
                        SECURITIES    GRANTED       EXERCISE
                        UNDERLYING       TO            OR
                         OPTIONS     EMPLOYEES     BASE PRICE   EXPIRATION
NAME                   GRANTED(/1/) IN 1995(/2/) PER SHARE(/3/)    DATE       5%(/4/)        10%(/4/)
----                   ------------ ------------ -------------- ---------- -------------- --------------
K. L. Wolfe               25,100        21.1%       $48.375      1/03/05         $763,612     $1,935,142
J. P. Viviano             17,150        14.4%        48.375      1/03/05          521,751      1,322,219
M. F. Pasquale            10,750         9.1%        48.375      1/03/05          327,045        828,796
W. F. Christ               7,100         6.0%        48.375      1/03/05          216,002        547,391
C. M. Skinner              6,050         5.1%        48.375      1/03/05          184,058        466,439
--------------------------------------------------------------------------------------------------------
All Stockholders(/5/)        N/A         N/A            N/A          N/A   $2,638,725,606 $6,687,048,767

--------
  (/1/) All stock options listed in this column are exercisable and have a ten-year term. The stock options having a $48.375 exercise price were granted on January 3, 1995 and were granted at a price not less than 100% of the fair market value of the shares of Common Stock on the date of grant determined as the closing price on the business date immediately preceding the date the stock options were granted. All stock options expire at the end of the stock option holder's employment, except in the case of a stock option held by an employee whose employment ends due to retirement, total disability or death, in which instance the employee or his estate may exercise the stock option within three years of the date of retirement, total disability or death.

  (/2/) In 1995, 20 employees were granted a total of 118,700 stock options.

  (/3/) The exercise price may be paid in cash, shares of Common Stock valued at the fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the stock option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Corporation, out of the sales proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

  (/4/) The dollar amounts under these columns for all the individuals are the result of calculations at the 5% and 10% annual appreciation rates for the term of the options (10 years) as required by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price of the Corporation.

  (/5/) For "All Stockholders," the potential realizable value on 86,735,197 shares, the number of outstanding shares of Common Stock and Class B Stock on January 3, 1995, is based on a $48.375 per share price (the exercise price of the 1995 options). The value of the Common Stock and Class B Stock at $48.375 per share was $4,195,815,155. The amounts listed under these columns for "All Stockholders" are the result of calculations at the 5% and 10% annual appreciation rates for a period of ten years from January 3, 1995 through January 2, 2005. These amounts are not intended to forecast possible future appreciation, if any, of the stock price of the Corporation.

  The following table sets forth information with respect to the named executives concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year:

       AGGREGATED STOCK OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1995
                       AND YEAR-END STOCK OPTION VALUES

                                                     NUMBER
                                   VALUE               OF
                                  REALIZED         SECURITIES
                    NUMBER        (MARKET          UNDERLYING            VALUE OF
                      OF          PRICE AT        UNEXERCISED          UNEXERCISED
                    SHARES        EXERCISE           STOCK             IN-THE-MONEY
                   ACQUIRED         LESS            OPTIONS           STOCK OPTIONS
                      ON          EXERCISE       EXERCISABLE AT       EXERCISABLE AT
NAME               EXERCISE        PRICE)        12/31/95(/1/)        12/31/95(/1/)
----               --------       --------       --------------       --------------
K. L. Wolfe         16,350        $437,250          103,500             $1,937,113
J. P. Viviano        9,050         254,581           75,700              1,414,150
M. F. Pasquale       4,250         132,600           48,300                969,900
W. F. Christ         1,800          47,306           31,600                631,006
C. M. Skinner       10,250         172,275           16,700                280,981

--------
  (/1/) All of the stock options were granted under the Key Employee Incentive Plan and are exercisable. The fair market value of the Common Stock on December 29, 1995, the last trading day of the Corporation's fiscal year, was $65.

LONG-TERM INCENTIVE PROGRAM--PERFORMANCE SHARE UNITS

  The following table provides information concerning performance share unit grants made to the five most highly-compensated executive officers of the Corporation during the last fiscal year under the long-term incentive program portion of the Key Employee Incentive Plan. Payments made under the program for the three-year performance cycle ending December 31, 1995, are reported in the Summary Compensation Table.

                          LONG-TERM INCENTIVE PROGRAM
         PERFORMANCE SHARE UNIT AWARDS IN YEAR ENDED DECEMBER 31, 1995

                               PERFORMANCE
                  NUMBER OF      OR OTHER
                   SHARES,     PERIOD UNTIL     ESTIMATED FUTURE PAYOUTS
                  UNITS OR      MATURATION    --------------------------------
                    OTHER           OR        THRESHOLD    TARGET    MAXIMUM
NAME             RIGHTS(/1/)      PAYOUT      (#)(/2/)    (#)(/3/)   (#)(/4/)
----             -----------   ------------   ---------   --------   --------
K. L. Wolfe         9,650        3 years         804       9,650      14,475
J. P. Viviano       6,600        3 years         550       6,600       9,900
M. F. Pasquale      4,150        3 years         346       4,150       6,225
W. F. Christ        2,700        3 years         225       2,700       4,050
C. M. Skinner       2,300        3 years         192       2,300       3,450

--------
  (/1/) The performance share units (PSUs) reported in this table were granted on January 3, 1995 for the cycle commencing January 1, 1995 and ending December 31, 1997.

  For purposes of determining the number of grants, the value of each PSU is based on the average of the daily closing prices of Hershey Foods' Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the December preceding the new three-year performance cycle.

  The final value of the award is determined based upon three factors. The first involves the number of PSUs awarded at the commencement of the three-year cycle. The second factor relates to a performance score as measured against predetermined earnings per share, return on net assets and cumulative free cash flow objectives for the 1995-97 three-year cycle. The performance scoring can range from a minimum of 0% to a maximum of 150% achievement. The third factor involves the value per unit which is determined at the conclusion of the three-year cycle. The final award is limited to a value of two times the grant price over the term of the three-year cycle. In the case of the 1995-97 cycle, this limit is $95.92 share.

  (/2/) This column lists the number of shares of Common Stock, the value of which would be payable to the named executives at the threshold achievement level of 8 1/3%. If the achievement level at the end of the three-year cycle is less than this threshold, no payments are made.

  (/3/) This column lists the number of shares of Common Stock the value of which would be payable to the named executives at the target, or 100% achievement level.

  (/4/) This column lists the number of shares of Common Stock the value of which would be payable to the named executives at the 150% or more achievement level.

PERFORMANCE GRAPH

  The following line graph compares the Corporation's cumulative total stockholder return (Common Stock price appreciation plus dividends, on a reinvested basis) over the last five fiscal years with the Standard and Poor's 500 Index and the Standard and Poor's Food Group Index.

--------------------------------------------------------------------------------
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        HERSHEY FOODS CORPORATION, S&P 500 INDEX & S&P FOOD GROUP INDEX
        ---------------------------------------------------------------

                             [GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                        1990      1991      1992      1993      1994      1995
--------------------------------------------------------------------------------
HERSHEY                 $100      $121      $131      $140      $142      $196
S&P 500                 $100      $130      $140      $155      $157      $215
S&P FOOD                $100      $146      $145      $134      $149      $190
--------------------------------------------------------------------------------

*Total return assumes reinvestment of dividends.
 Assumes $100 invested on 12/31/90 in Hershey Common Stock, S&P 500 Index and S&P Food Group Index.

BENEFIT PROTECTION ARRANGEMENTS

  In August 1994, the Corporation entered into severance agreements (the "Severance Agreements") with the five executive officers named in the Summary Compensation Table and other key management personnel. The terms of these Severance Agreements are consistent with the practices followed by other major public corporations in the U.S. and provide that in the event the executive's employment with the Corporation is terminated without "cause" within two years after a "change in control" of the Corporation, the executive is entitled to certain severance payments and benefits. A "change in control" is defined to include an event in which the Milton Hershey School Trust no longer holds voting control of the Corporation and another party acquires twenty-five (25) percent or more of the combined voting power or common equity of the Corporation. Under the terms of the Severance Agreements, upon the executive's termination after a change in control as described above, and in order to assist the executive in transitioning to new employment, the executive would be generally entitled to receive in a lump sum three times the executive's base salary and annual incentive bonus. The executive would also be entitled to continuation of health benefits for such period and reimbursement for federal excise taxes payable (but not for income taxes payable). The executive would also become vested in benefits under existing compensation and benefit programs (including those described in this Executive Compensation section) and would generally be paid such benefits at the time of any such change in control.

  The Milton Hershey School Trust has indicated to the Corporation that it intends to maintain voting control of the Corporation and therefore it is unlikely that the Severance Agreements would be utilized. The Milton Hershey School Trust has also indicated that it, however, accepts the position of the Corporation's Board of Directors that such arrangements are part of the usual and ordinary compensation packages at major public companies and are important to the Corporation's ability to attract and retain key employees.

PENSION PLANS

  The following table shows the estimated pension benefits payable to a covered participant at age 60 or later under the Corporation's qualified benefit pension plan ("Pension Plan"), as well as the nonqualified supplemental executive retirement plan that provides benefits in excess of those that may be provided under plans (such as the Pension Plan) that are subject to limitations under the Internal Revenue Code:

                              PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ---------------------------------------------------------------
REMUNERATION      15         20         25         30         35         40
------------   --------   --------   --------   --------   --------   --------
 $  200,000    $110,000   $110,000   $110,000   $110,000   $110,000   $110,000
    300,000     165,000    165,000    165,000    165,000    165,000    165,000
    400,000     220,000    220,000    220,000    220,000    220,000    220,000
    500,000     275,000    275,000    275,000    275,000    275,000    275,000
    600,000     330,000    330,000    330,000    330,000    330,000    330,000
    700,000     385,000    385,000    385,000    385,000    385,000    385,000
    800,000     440,000    440,000    440,000    440,000    440,000    440,000
    900,000     495,000    495,000    495,000    495,000    495,000    495,000
  1,000,000     550,000    550,000    550,000    550,000    550,000    550,000
  1,100,000     605,000    605,000    605,000    605,000    605,000    605,000
  1,200,000     660,000    660,000    660,000    660,000    660,000    660,000

  The remuneration (compensation) used to determine the amount of pension payable is based on three years' average of base salary and five years' average annual cash incentive award. The final average compensation and the estimated credited years of service as of December 31, 1995, respectively, for each of the named executive officers are: K. L. Wolfe, $864,736, 26.8 years;
J. P. Viviano, $670,981, 27.7 years; M. F. Pasquale, $430,948, 16.4 years; W.
F. Christ, $375,848, 25.2 years; and C. M. Skinner, $345,924 , 37.1 years. The benefits shown in the above table are calculated using the life annuity form of payout from the Pension Plan. In addition, the amounts shown in the table would be reduced by any applicable Social Security benefits and for a specified percentage for each month that the retirement occurs before age 60.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  The Corporation's executive officers, directors and 10% stockholders are required under the Securities and Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of the Corporation's stock. Copies of these reports must also be furnished to the Corporation. Based on an examination of these reports and on written representations provided to the Corporation, all such reports have been timely filed except that the Milton Hershey School Trust and the Milton Hershey School failed to timely file a report in connection with one sale of the Corporation's Common Stock made during 1995.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  During 1995 the Corporation and its subsidiaries had a number of transactions with Milton Hershey School; with Milton Hershey School Trust; and with companies owned by the Milton Hershey School Trust, involving the purchase or sale of goods and services. These latter transactions were primarily with HERCO Inc., an entertainment and resort company based in Derry Township (Hershey), Pennsylvania, and wholly-owned by the Milton Hershey School Trust.

  The aggregate value of sales made during 1995 by the Corporation and its subsidiaries to the Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, amounted to approximately $700,000. During the year, the Corporation purchased goods and services from these entities in the amount of approximately $850,000. These transactions were on terms that the Corporation believes to be no less favorable to the Corporation than those which could have been obtained from other purchasers or vendors.

  On August 4, 1995, the Corporation purchased 9,049,773 shares of its Common Stock from the Milton Hershey School Trust. The Corporation paid $500 million for the shares. The price per share of $55.25 was determined based on the then current market price of $57.50, less a discount based on the avoidance of certain transaction costs.

  Pursuant to the Corporation's Directors' Charitable Award Program, as described in the section "The Board of Directors and its Committees" in this Proxy Statement, two former directors of the Corporation designated the Milton Hershey School Trust as beneficiary of $1.1 million in charitable donations by the Corporation. These individuals retain the discretion to change beneficiary designees.

                    PROPOSAL NO. 2--APPOINTMENT OF AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants of the Corporation for the year ending December 31, 1996. Although not required to do so, the Board of Directors is submitting the appointment of that firm for approval at the Annual Meeting. Arthur Andersen LLP has audited the Corporation's financial statements since 1927 and is considered to be well qualified. If the appointment is not approved, the Board of Directors will reconsider its appointment. Representatives of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes represented at the meeting in person or by proxy of the Common Stock and Class B Stock voting together without regard to class is required for approval of the appointment of auditors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS A CONTRARY VOTE IS DESIGNATED ON THE PROXY CARD.

                                OTHER BUSINESS

  It is not expected that any business other than that set forth in the Notice of Annual Meeting of Stockholders and more specifically described in this Proxy Statement will be brought before the meeting. However, if any other business should properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the meeting.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

  In accordance with the Corporation's By-Laws, stockholders (other than those holding 25% of the outstanding votes entitled to be cast) who do not submit proposals for inclusion in the Proxy Statement but who intend to present a proposal, nomination for director or other business for consideration at any meeting of stockholders, including any Annual Meeting, are required to notify the Secretary of the Corporation of their proposal or nomination and provide other information in advance of such meeting. Stockholders interested in making proposals at the 1996 Annual Meeting should submit their name and address, their shareholdings, a brief description of the proposal, and any financial or other interest they have in such proposal to the Corporation no later than April 2, 1996.

  To be eligible for inclusion in the Corporation's Proxy Statement for the 1997 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation by November 18, 1996.

  In accordance with the Corporation's By-Laws, if a stockholder wishes to make a nomination for director at the 1997 Annual Meeting but does not submit the nomination for inclusion in the Proxy Statement for such meeting, the stockholder must submit the following information to the Corporation no later than March 1, 1997: name and address, a representation that the stockholder is a holder of record and intends to attend such meeting, a description of any arrangement between the stockholder and the individual planned to be nominated, the nominee's name, address and biographical information, and the consent of the nominee.

  All notices for stockholder proposals and director nominations should be sent to the attention of the Secretary of the Corporation at 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

                      SUMMARY ANNUAL REPORT AND FORM 10-K

  The Corporation will provide without charge to each beneficial owner of its Common Stock and Class B Common Stock, upon such stockholder's request, a copy (without exhibits) of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission. Requests for copies should be addressed to Hershey Foods Corporation, Investor Relations Department, 100 Crystal A Drive, Hershey, PA 17033-0810.

  A copy of the Corporation's Summary Annual Report to Stockholders for the year ended December 31, 1995 accompanies this Proxy Statement. The Appendix to this Proxy Statement containing the Consolidated Financial Statements and Management's Discussion and Analysis comprises a portion of that report. The Summary Annual Report, the Appendix and the Annual Report on Form 10-K are not part of the Corporation's proxy solicitation materials.

                                          By order of the Board of Directors,

                                                Robert M. Reese
                                            Vice President, General
                                             Counsel and Secretary

March 18, 1996

  STOCKHOLDERS WHO DESIRE TO HAVE THEIR STOCK VOTED AT THE MEETING ARE REQUESTED TO MARK, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. STOCKHOLDERS MAY REVOKE THEIR PROXIES AT ANY TIME PRIOR TO THE MEETING AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY REVOKE THEIR PROXIES AND VOTE, IF THEY SO DESIRE, IN PERSON.

                                    APPENDIX

   CONSOLIDATED FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS

                                                                            PAGE
                                                                            ----
Management's Discussion and Analysis.......................................  A-1
Consolidated Financial Statements..........................................  A-9
Notes to Consolidated Financial Statements................................. A-13
Responsibility for Financial Statements.................................... A-27
Report of Independent Public Accountants................................... A-28
Eleven-Year Consolidated Financial Summary................................. A-29

                           HERSHEY FOODS CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS

OPERATING RESULTS

  The Corporation achieved increased sales in 1995 and 1994. Net sales during this two-year period increased at a compound annual rate of 3%, primarily reflecting volume growth from the introduction of new confectionery and grocery products and from foreign acquisitions, and price increases principally in the Corporation's pasta and foreign businesses. These increases were partially offset by lower sales resulting from the divestiture of Overspecht B.V. (OZF Jamin) in the second quarter of 1995 and, in 1994, reduced demand for existing domestic confectionery brands and the discontinuance of the Corporation's refrigerated pudding line.

  Hershey Chocolate U.S.A. increased the wholesale price of its standard bar line and king size bars by approximately eleven percent in December 1995. These products represented approximately 25% of the Corporation's 1995 sales. Price increases were intended to offset higher costs for raw materials and packaging, together with the cumulative impact of inflation on other costs since the last standard bar price increase nearly five years ago. Hershey Pasta Group implemented selected price increases in late 1993, early 1994 and late 1995 in an effort to recover substantial increases in semolina costs. The price increases have not been sufficient to recover the full impact of the higher semolina costs, partly due to competition from subsidized pasta imports into the United States.

  Income, excluding the net after-tax effect of restructuring activities recorded in 1995 and the 1993 net cumulative effect of accounting changes and the after-tax Freia Marabou a.s (Freia) gain, increased at a compound annual rate of 4% during the two-year period. This increase was a result of the growth in sales, partially offset by a lower gross profit margin and higher selling, marketing and administrative expenses.

  The following acquisitions and divestitures occurred during the period:

  . December 1995--The acquisition of Henry Heide, Incorporated (Henry
    Heide), a confectionery company which manufactures a variety of non-chocolate confectionery products including JUJYFRUITS candies and WUNDERBEANS jellybeans.

  . December 1995--The Corporation entered into definitive agreements to sell the assets of Hershey Canada, Inc.'s PLANTERS nut (Planters) and LIFE SAVERS and BREATH SAVERS hard candy, and BEECH-NUT cough drop (Life Savers) businesses to Johnvince Foods Group and Beta Brands Inc., respectively. Both transactions were completed in January 1996 as part of a restructuring program announced by the Corporation in late 1994.

  . June 1995--The sale of the outstanding shares of OZF Jamin to a management buyout group at OZF Jamin as part of the restructuring program. OZF Jamin was purchased by the Corporation in October 1993.

  . September 1993--The acquisition of the Italian confectionery business of Heinz Italia S.p.A. (Sperlari). Sperlari is a leader in the Italian non-chocolate confectionery market and manufactures and distributes a wide range of confectionery products, including nougat and sugar candies. Products are marketed primarily under the SPERLARI, DONDI and SCARAMELLINI brands.

  . March 1993--The acquisition of certain assets of the Ideal Macaroni and Weiss Noodle companies (Ideal/Mrs. Weiss) in Cleveland, Ohio.

  The Corporation's net sales, net income and cash flows are affected by the timing of business acquisitions, new product introductions, promotional activities, price increases and a seasonal sales bias toward the second half of the year. These factors, from time to time, cause fluctuations in net sales and net income versus the comparable quarterly periods of prior years.

NET SALES

  Net sales rose $84.4 million or 2% in 1995 and $118.0 million or 3% in 1994. The increase in 1995 was due to incremental sales from new confectionery and grocery products, volume growth from existing domestic and foreign confectionery brands and pasta products, and selected selling price increases, principally in the Corporation's foreign businesses. These increases were partially offset by lower sales resulting from the divestiture of OZF Jamin in the second quarter of 1995 and the discontinuance of the Corporation's refrigerated pudding line in late 1994. The increase in 1994 was due to volume growth from new products and businesses acquired in late 1993, offset substantially by lower sales caused by reduced demand for existing confectionery and grocery brands. Sales of the Corporation's Canadian and Mexican businesses were lower in 1994 due to volume declines resulting from adverse economic conditions and the impact of currency exchange rates.

COSTS AND EXPENSES

  Cost of sales as a percent of net sales increased from 57.2% in 1993 to 58.2% in 1994, but declined to 57.6% in 1995. The increase in gross margin in 1995 was primarily the result of manufacturing efficiency improvements, selling price increases in the Corporation's foreign businesses and the favorable impact of the OZF Jamin divestiture. These increases were partially offset by higher costs for certain major raw materials and packaging, along with inflation in labor and overhead costs. The decrease in gross margin in 1994 was primarily the result of higher costs for certain major raw materials, particularly semolina, higher expenses for depreciation, and lower margins associated with the foreign businesses, partially offset by lower costs resulting from manufacturing efficiency improvements, and pasta selling price increases.

  Selling, marketing and administrative costs increased by 2% in 1995 primarily due to increased advertising for existing confectionery brands and the introduction of new products, partially offset by reduced promotion and administrative expenses. Selling, marketing and administrative costs decreased slightly in 1994 primarily due to reduced levels of promotion and advertising expenses for existing confectionery brands, largely offset by increased promotion and advertising expenses related to the introduction of new products and higher selling and administrative expenses associated with the 1993 business acquisitions.

RESTRUCTURING ACTIVITIES

  In the fourth quarter of 1994, the Corporation recorded a pre-tax restructuring charge of $106.1 million ($80.2 million after tax or $.92 per share) following a comprehensive review of domestic and foreign operations designed to enhance performance of operating assets by lowering operating and administrative costs, eliminating underperforming assets and streamlining the overall decision-making process.

  As of December 31, 1995, $81.8 million of restructuring reserves had been utilized and $16.7 million had been reversed to reflect revisions and changes in estimates to the original restructuring program. The remaining $7.6 million of accrued restructuring reserves will be utilized in early 1996 as the final aspects of the restructuring program are completed, and annual savings of approximately $18.0 million are expected to be realized thereafter.

  During the third quarter of 1995, a pre-tax restructuring charge of $16.6 million was recorded in connection with a voluntary retirement program announced by the Corporation in August 1995. The charge was primarily related to the funding of retirement benefits for eligible employees who elected early retirement. This cash charge will be funded from operating cash flows. The impact of this charge was more than offset by the partial reversal of 1994 accrued restructuring reserves, resulting in an increase to income before income taxes of $.2 million and an increase to net income of $2.0 million as the tax benefit associated with the 1995 charge more than offset the tax provision associated with the reversal of 1994 restructuring reserves.

GAIN ON SALE OF INVESTMENT INTEREST

  In March 1993, the Corporation recorded a pre-tax gain of $80.6 million on the sale of its 18.6% investment interest in Freia which had the effect of increasing net income by $40.6 million.

INTEREST EXPENSE, NET

  Net interest expense increased $9.5 million in 1995 primarily as a result of higher short-term interest expense. Short-term interest expense increased due to higher borrowing rates and increased borrowings associated with the purchase of approximately 9.0 million shares of the Corporation's Common Stock from the Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (Milton Hershey School Trust).

  Net interest expense increased $8.4 million in 1994 as higher short-term interest expense, reduced capitalized interest and lower interest income were only partially offset by lower fixed interest expense. Short-term interest expense was above prior year as a result of higher borrowing levels related to a share repurchase program and the 1993 acquisitions, and increased short-term borrowing rates. Fixed interest expense was less than prior year due to the retirement of long-term debt in 1993.

PROVISION FOR INCOME TAXES

  The Corporation's effective income tax rate was 39.5%, 44.7%, and 41.8% in 1995, 1994 and 1993, respectively. The lower rate in 1995 compared to 1994 was primarily due to the impact of restructuring activities. The increase in 1994 compared to 1993 was principally a result of the relatively low foreign income tax benefit associated with the restructuring charge.

NET CUMULATIVE EFFECT OF ACCOUNTING CHANGES

  Effective January 1, 1993, the Corporation adopted Statements of Financial Accounting Standards No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions" and No. 109 "Accounting for Income Taxes" by means of catch-up adjustments. The net charge associated with these changes in accounting had the effect of decreasing net income by approximately $103.9 million, or $1.16 per share.

NET INCOME

  Net income increased by 53% in 1995. Excluding the net after-tax effects of the 1995 and 1994 restructuring activities, income increased $15.5 million or 6%. Net income increased $7.8 million or 3% in 1994, excluding the after-tax effect of the 1994 restructuring charge, and the 1993 after-tax gain on the sale of the Freia investment and the catch-up adjustments for accounting changes. Income as a percent of net sales, after excluding the net after-tax effects of restructuring activities in 1995 and 1994 and the 1993 net cumulative effect of accounting changes and the after-tax Freia gain, was 7.6% in 1995, 7.3% in 1994 and 7.4% in 1993.

FINANCIAL POSITION

  The Corporation's financial position remained strong during 1995. The capitalization ratio (total short-term and long-term debt as a percent of stockholders' equity, short-term and long-term debt) was 42% as of December 31, 1995, and 25% as of December 31, 1994. The ratio of current assets to current liabilities was 1.1:1 as of December 31, 1995, and 1.2:1 as of December 31, 1994. The decrease in the current ratio and the increase in the capitalization ratio resulted primarily from short-term borrowings and the issuance of long-term debt to finance the purchase of Common Stock from the Milton Hershey School Trust.

ASSETS

  Total assets decreased $60.4 million or 2% as of December 31, 1995, primarily as a result of decreases in current assets, property, plant and equipment, and intangibles resulting from business acquisitions, offset somewhat by an increase in other assets.

  Current assets decreased by $26.3 million reflecting lower inventories and current deferred income taxes, offset somewhat by an increase in other current assets. The decrease in inventories was primarily related to decreases in raw material inventories. Current deferred income taxes decreased as a result of the realization in 1995 of the income tax benefit associated with the restructuring charge recorded in 1994. The increase in other current assets related to receivables associated with the sale of the Planters and Life Savers businesses and commodity transactions.

  The $32.4 million net decrease in property, plant and equipment reflected the divestiture of certain businesses and assets, and depreciation expense of $119.4 million, partially offset by capital additions of $140.6 million.

  The decrease in intangibles resulting from business acquisitions was primarily associated with the sale of the Planters and Life Savers businesses and the amortization of intangibles, partially offset by an increase related to the acquisition of Henry Heide. The increase in other assets was primarily associated with employee retirement plans.

LIABILITIES

  Total liabilities increased by $297.8 million or 21% as of December 31, 1995, primarily due to increases in current liabilities and long-term debt.

  Current liabilities increased by $68.1 million principally as a result of higher short-term debt and accrued liabilities, offset somewhat by a decrease in accrued restructuring reserves. Short-term debt increased as a result of borrowings associated with the purchase of Common Stock from the Milton Hershey School Trust. The increase in accrued liabilities principally reflected increases in liabilities associated with employee retirement plans as a result of the voluntary retirement program. The decrease in accrued restructuring reserves reflected the utilization and partial reversal of reserves related to the 1994 restructuring program.

  The increase in long-term debt reflected the issuance of $200 million of 6.7% Notes due 2005 (Notes) in the fourth quarter of 1995. The proceeds from issuance of the Notes were used to repay domestic commercial paper borrowings associated with the purchase of Common Stock from the Milton Hershey School Trust.

STOCKHOLDERS' EQUITY

  Total stockholders' equity declined by 25% in 1995, primarily due to the repurchase of Common Stock. Total stockholders' equity has increased at a compound annual rate of 4% over the past ten years.

CAPITAL STRUCTURE

  The Corporation has two classes of stock outstanding, Common Stock and Class B Common Stock (Class B Stock). Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

LIQUIDITY

  Historically, the Corporation's major source of financing has been cash generated from operations. The Corporation's income and, consequently, cash provided from operations during the year are affected by seasonal sales patterns, the timing of new product introductions, business acquisitions and price increases. Chocolate, confectionery and grocery seasonal and holiday-related sales have typically been highest during the third and fourth quarters of the year, representing the principal seasonal effect. Generally, seasonal working capital needs peak during the summer months and have been met by issuing commercial paper.

  Over the past three years, cash requirements for share repurchases, capital additions, dividend payments and several business acquisitions exceeded cash provided from operating activities and the cash from the sale of the Corporation's investment interest in Freia by $209.0 million. Total debt, including debt assumed, increased during the period by $233.1 million. Cash and cash equivalents increased by $8.2 million during the period.

  The Corporation anticipates that capital expenditures will be in the range of $125 million to $175 million per annum during the next several years as a result of continued modernization of existing facilities and capacity expansion to support new products and line extensions. As of December 31, 1995, the Corporation's principal capital commitments included manufacturing capacity expansion and modernization.

  A portion of the $259.7 million gross proceeds from the sale of the Corporation's Freia investment interest was used for the early repayment of long-term debt in 1993.

  In 1993, the Corporation's Board of Directors approved a share repurchase program to acquire from time to time, through open market or privately negotiated transactions, up to $200 million of Common Stock. A total of 3,923,780 shares of Common Stock has been repurchased for approximately $197.7 million under the program, of which 264,000 shares were retired and the remaining 3,659,780 shares were held as Treasury Stock as of December 31, 1995.

  In August 1995, the Corporation purchased an additional 9,049,773 shares of its Common Stock to be held as Treasury Stock from the Milton Hershey School Trust for $500.0 million. In connection with the share repurchase program begun in 1993, a total of 2,000,000 shares were also acquired from the Milton Hershey School Trust in 1993 for approximately $103.1 million. As of December 31, 1995, a total of 12,709,553 shares were held as Treasury Stock.

  In February 1996, the Corporation's Board of Directors approved an additional share repurchase program to acquire from time to time, through open market or privately negotiated transactions, up to $200 million of Common Stock.

  In October 1995, the Corporation issued $200 million of Notes under Form S-3 Registration Statements which were declared effective in June 1990 and November 1993. As of December 31, 1995, $300 million of debt securities remained available for issuance under the November 1993 Registration Statement. Proceeds from any offering of the $300 million of debt securities available under the shelf registration may be used for general corporate requirements including, reducing existing commercial paper borrowings, financing capital additions and funding future business acquisitions and working capital requirements.

  In order to minimize its financing costs and to manage interest rate exposure, the Corporation entered into interest rate swap agreements to effectively convert a portion of its floating rate debt to fixed rate debt. As of December 31, 1995, the Corporation had agreements outstanding with an aggregate notional amount of $200.0 million, with maturities through 1997. Any interest rate differential on interest rate swaps is recognized as an adjustment to interest expense over the term of the agreement. The Corporation's risk related to swap agreements is limited to the cost of replacing such agreements at current market rates.

  In December 1995, the Corporation entered into committed credit facility agreements with a syndicate of banks under which it could borrow up to $600 million as of December 31, 1995, with options to increase borrowings by $1.0 billion with the concurrence of the banks. Of the total committed credit facility, $200 million is for a renewable 364-day term and $400 million is effective for a five-year term. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions. Lines of credit previously maintained by the Corporation were significantly reduced when the credit facility agreements became effective.

CASH FLOW ACTIVITIES

  Cash provided from operating activities totaled $1.2 billion during the past three years. Over this period, depreciation and amortization have increased as a result of continuing investment in capital additions and business acquisitions. Cash requirements for accounts receivable and inventories have tended to fluctuate during the three-year period based on sales during December and inventory management practices. The change in cash required for or provided from other assets and liabilities between the years was primarily related to commodities transactions and the timing of payments for accrued liabilities, including income taxes, and in 1995 and 1994, restructuring expenses.

  Investing activities included capital additions, several business acquisitions, and the sale of an 18.6% investment interest in Freia in 1993. The income tax effects associated with the 1995 and 1994 restructuring activities and income taxes paid in 1993 on the Freia gain were included in operating activities. Capital additions during the past three years included the purchase of manufacturing equipment and expansion and modernization of existing facilities. Businesses acquired during the past three years included Henry Heide in 1995 and OZF Jamin, Sperlari and Ideal/Mrs. Weiss in 1993. OZF Jamin was sold in 1995 as part of the Corporation's restructuring program. Cash used for business acquisitions represented the purchase price paid and consisted of the current assets, property, plant and equipment, and intangibles acquired, net of liabilities assumed.

  Financing activities included debt borrowings and repayments, payment of dividends, the exercise of stock options, incentive plan transactions and the repurchase of Common Stock. During the past three years, short-term borrowings in the form of commercial paper or bank borrowings were used to fund seasonal working capital requirements, business acquisitions, a share repurchase program and the purchase of Common Stock from the Milton Hershey School Trust. A portion of the proceeds received from the sale of the Freia investment was used to repay long-term debt in 1993. The proceeds from the issuance of $200 million of Notes in October 1995 were used to reduce short-term borrowings. During the past three years, a total of 12,973,553 shares of Common Stock has been repurchased for approximately $697.7 million.

COMMODITY PRICE RISK MANAGEMENT

  The Corporation's most significant raw materials include cocoa, sugar, milk, peanuts, flour and almonds. The Corporation attempts to minimize the effect of price fluctuations related to the purchase of these raw materials primarily through forward purchasing to cover future manufacturing requirements, generally for periods from 3 to 24 months. With regard to cocoa, sugar and corn sweeteners, price risks are also managed by entering into futures and options contracts. At the present time, similar futures and options contracts are not available for use in pricing the Corporation's other major raw materials. Futures contracts are used in combination with forward purchasing of cocoa, sugar and corn sweetener requirements, principally to take advantage of market fluctuations which provide more favorable pricing opportunities and to increase diversity or flexibility in sourcing these raw materials. The Corporation's commodity procurement practices are intended to reduce the risk of future price increases, but also may potentially limit the ability to benefit from possible price decreases.

  The cost of cocoa beans and the prices for the related commodity futures contracts historically have been subject to wide fluctuations attributable to a variety of factors, including the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates and speculative influences. Cocoa prices rose from 1992 to 1994 due to cocoa demand exceeding production. During 1995, prices for cocoa futures were relatively stable as a result of good West African crop development and yield. During 1996, any problems with the development of the West African crop to be harvested beginning in the fall, could result in demand again exceeding production, leading to possible cocoa futures price increases. The Corporation's costs during 1996 will not necessarily reflect market price fluctuations because of its forward purchasing practices, premiums and discounts reflective of relative values, varying delivery times, and supply and demand for specific varieties and grades of cocoa beans.

  The major raw material used in the manufacture of pasta products is semolina milled from durum wheat. The Corporation purchases semolina from commercial mills and is also engaged in a custom milling agreement to obtain sufficient quantities of semolina. In 1995, the Corporation's semolina costs per pound remained at historically high levels. The exceptionally high costs resulted from short supplies of durum wheat caused by a poor harvest of the North American crop in 1993 and 1994, combined with U.S. Government tariffs on imports of Canadian wheat. The tariff agreement expired as scheduled in 1995, but prices remained at historically high levels due to a continued worldwide shortage of durum wheat.

  Generally, the Corporation has been able to offset the effects of increases in the cost of its major raw materials, particularly cocoa beans, through selling price increases or reductions in product weights. Conversely, declines in the cost of major raw materials have served as a source of funds to enhance consumer value through increases in product weights, respond to competitive activity, develop new products and markets, and offset rising costs of other raw materials and expenses.

MARKET PRICES AND DIVIDENDS

  Cash dividends paid on the Corporation's Common Stock and Class B Stock were $110.1 million in 1995 and $107.0 million in 1994. The annual dividend rate on the Common Stock is $1.44 per share, an increase of 11% over the 1994 rate of $1.30 per share. The 1995 dividend represented the 21st consecutive year of Common Stock dividend increases.

  On February 6, 1996, the Corporation's Board of Directors declared a quarterly dividend of $.36 per share of Common Stock payable on March 15, 1996, to stockholders of record as of February 23, 1996. It is the Corporation's 265th consecutive Common Stock dividend. A quarterly dividend of $.325 per share of Class B Stock also was declared.

  Hershey Foods Corporation's Common Stock is listed and traded principally on the New York Stock Exchange (NYSE) under the ticker symbol "HSY."
Approximately 30.5 million shares of the Corporation's Common Stock were traded during 1995. The Class B Stock is not publicly traded.

  The closing price of the Common Stock on December 31, 1995, was $65. There were 38,480 stockholders of record of the Common Stock and the Class B Stock as of December 31, 1995.

  The following table shows the dividends paid per share of Common Stock and Class B Stock and the price range of the Common Stock for each quarter of the past two years:

              DIVIDENDS PAID  COMMON STOCK
                PER SHARE     PRICE RANGE*
              -------------- ---------------
              COMMON CLASS B
              STOCK   STOCK   HIGH     LOW
              ------ ------- ------- -------
1995
  1st Quarter $ .325 $ .2950 $52 3/8 $48
  2nd Quarter   .325   .2950  55 7/8  50 1/8
  3rd Quarter   .360   .3250  64 7/8  53 5/8
  4th Quarter   .360   .3250  67 7/8  59
              ------ -------
    Total     $1.370 $1.2400
              ====== =======
1994
  1st Quarter $ .300 $ .2725 $53 1/2 $45 3/4
  2nd Quarter   .300   .2725  46 3/4  41 5/8
  3rd Quarter   .325   .2950  48      41 1/8
  4th Quarter   .325   .2950  49 5/8  44 1/2
              ------ -------
    Total     $1.250 $1.1350
              ====== =======

--------
* NYSE-Composite Quotations for Common Stock by calendar quarter.

RETURN MEASURES

OPERATING RETURN ON AVERAGE STOCKHOLDERS' EQUITY

  The Corporation's operating return on average stockholders' equity was 22.2% in 1995. Over the most recent five-year period, the return has ranged from 17.0% in 1991 to 22.2% in 1995. For the purpose of calculating operating return on average stockholders' equity, earnings is defined as net income, excluding the catch-up adjustments for accounting changes and the after-tax gain on the sale of the investment in Freia in 1993, and the after-tax restructuring activities in 1994 and 1995.

OPERATING RETURN ON AVERAGE INVESTED CAPITAL

  The Corporation's operating return on average invested capital was 17.1% in 1995. Over the most recent five-year period, the return has ranged from 13.8% in 1991 to 17.1% in 1995. Average invested capital consists of the annual average of beginning and ending balances of long-term debt, deferred income taxes and stockholders' equity. For the purpose of calculating operating return on average invested capital, earnings is defined as net income, excluding the sale of the investment in Freia, the catch-up adjustments for accounting changes, the after-tax restructuring activities in 1994 and 1995, and the after-tax effect of interest on long-term debt.

                           HERSHEY FOODS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,                  1995       1994        1993
---------------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS EXCEPT PER SHARE
AMOUNTS
NET SALES                                      $3,690,667 $3,606,271  $3,488,249
                                               ---------- ----------  ----------
COSTS AND EXPENSES:
  Cost of sales                                 2,126,274  2,097,556   1,995,502
  Selling, marketing and administrative         1,053,758  1,034,115   1,035,519
                                               ---------- ----------  ----------
    Total costs and expenses                    3,180,032  3,131,671   3,031,021
                                               ---------- ----------  ----------
RESTRUCTURING CREDIT (CHARGE)                         151   (106,105)        --
GAIN ON SALE OF INVESTMENT INTEREST                   --         --       80,642
                                               ---------- ----------  ----------
INCOME BEFORE INTEREST, INCOME TAXES AND
 ACCOUNTING CHANGES                               510,786    368,495     537,870
  Interest expense, net                            44,833     35,357      26,995
                                               ---------- ----------  ----------
INCOME BEFORE INCOME TAXES AND ACCOUNTING
 CHANGES                                          465,953    333,138     510,875
  Provision for income taxes                      184,034    148,919     213,642
                                               ---------- ----------  ----------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
 CHANGES                                          281,919    184,219     297,233
  Net cumulative effect of accounting changes         --         --     (103,908)
                                               ---------- ----------  ----------
NET INCOME                                     $  281,919 $  184,219  $  193,325
                                               ========== ==========  ==========
INCOME PER SHARE:
  Before accounting changes                    $     3.40 $     2.12  $     3.31
  Net cumulative effect of accounting changes         --         --        (1.16)
                                               ---------- ----------  ----------
  Net income                                   $     3.40 $     2.12  $     2.15
                                               ========== ==========  ==========
CASH DIVIDENDS PAID PER SHARE:
  Common Stock                                 $    1.370 $    1.250  $    1.140
  Class B Common Stock                              1.240      1.135       1.035

The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                               1995        1994
-------------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                             $   32,346  $   26,738
  Accounts receivable--trade                               326,024     331,670
  Inventories                                              397,570     445,702
  Deferred income taxes                                     84,785     105,948
  Prepaid expenses and other                                81,598      38,608
                                                        ----------  ----------
    Total current assets                                   922,323     948,666
PROPERTY, PLANT AND EQUIPMENT, NET                       1,436,009   1,468,397
INTANGIBLES RESULTING FROM BUSINESS ACQUISITIONS           428,714     453,582
OTHER ASSETS                                                43,577      20,336
                                                        ----------  ----------
    Total assets                                        $2,830,623  $2,890,981
                                                        ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                      $  127,067  $  115,428
  Accrued liabilities                                      300,549     265,283
  Accrued restructuring reserves                             7,574      82,055
  Accrued income taxes                                      15,514       8,718
  Short-term debt                                          413,268     316,783
  Current portion of long-term debt                            383       7,954
                                                        ----------  ----------
    Total current liabilities                              864,355     796,221
LONG-TERM DEBT                                             357,034     157,227
OTHER LONG-TERM LIABILITIES                                333,814     303,056
DEFERRED INCOME TAXES                                      192,461     193,377
                                                        ----------  ----------
    Total liabilities                                    1,747,664   1,449,881
                                                        ----------  ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock, shares issued: none in 1995 and 1994        --          --
  Common Stock, shares issued: 74,733,982 in 1995 and
   74,679,357 in 1994                                       74,734      74,679
  Class B Common Stock, shares issued: 15,241,454 in
   1995 and 15,242,979 in 1994                              15,241      15,243
  Additional paid-in capital                                47,732      49,880
  Cumulative foreign currency translation adjustments      (29,240)    (24,537)
  Unearned ESOP compensation                               (35,128)    (38,321)
  Retained earnings                                      1,694,696   1,522,867
  Treasury--Common Stock shares, at cost: 12,709,553 in
   1995 and 3,187,139 in 1994                             (685,076)   (158,711)
                                                        ----------  ----------
    Total stockholders' equity                           1,082,959   1,441,100
                                                        ----------  ----------
    Total liabilities and stockholders' equity          $2,830,623  $2,890,981
                                                        ==========  ==========

The notes to consolidated financial statements are an integral part of these balance sheets.

                           HERSHEY FOODS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,                  1995       1994       1993
--------------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
CASH FLOWS PROVIDED FROM (USED BY)
 OPERATING ACTIVITIES
  Net income                                    $ 281,919  $ 184,219  $ 193,325
  Adjustments to reconcile net income to net
   cash provided from operations:
    Net cumulative effect of accounting changes       --         --     103,908
    Depreciation and amortization                 133,884    129,041    113,064
    Deferred income taxes                          26,380     (2,328)    11,047
    Restructuring (credit) charge                    (151)   106,105        --
    Gain on sale of investment interest               --         --     (80,642)
    Changes in assets and liabilities, net of
     effects from business acquisitions and
     divestitures:
     Accounts receivable--trade                     1,666    (36,696)  (100,957)
     Inventories                                   28,147      7,740     32,347
     Accounts payable                              14,767    (10,230)   (12,809)
     Other assets and liabilities                 (11,297)   (58,146)   111,358
    Other, net                                     19,614     20,032      9,399
                                                ---------  ---------  ---------
Net Cash Provided from Operating Activities       494,929    339,737    380,040
                                                ---------  ---------  ---------
CASH FLOWS PROVIDED FROM (USED BY)
 INVESTING ACTIVITIES
  Capital additions                              (140,626)  (138,711)  (211,621)
  Business acquisitions                           (12,500)       --    (164,787)
  Sale of investment interest                         --         --     259,718
  Other, net                                        8,720     (4,492)      (717)
                                                ---------  ---------  ---------
Net Cash (Used by) Investing Activities          (144,406)  (143,203)  (117,407)
                                                ---------  ---------  ---------
CASH FLOWS PROVIDED FROM (USED BY)
 FINANCING ACTIVITIES
  Net increase (decrease) in short-term debt      103,530    (20,503)    67,485
  Long-term borrowings                            202,448        102      1,130
  Repayment of long-term debt                      (7,887)   (14,413)  (104,792)
  Cash dividends paid                            (110,090)  (106,961)  (100,499)
  Exercise of stock options                        15,106      3,494      2,574
  Incentive plan transactions                     (21,903)    (7,726)    (4,903)
  Repurchase of Common Stock                     (526,119)   (39,748)  (131,783)
                                                ---------  ---------  ---------
Net Cash (Used by) Financing Activities          (344,915)  (185,755)  (270,788)
                                                ---------  ---------  ---------
Increase (Decrease) in Cash and Cash
 Equivalents                                        5,608     10,779     (8,155)
Cash and Cash Equivalents as of January 1          26,738     15,959     24,114
                                                ---------  ---------  ---------
Cash and Cash Equivalents as of December 31     $  32,346  $  26,738  $  15,959
                                                =========  =========  =========
Interest Paid                                   $  43,731  $  36,803  $  32,073
Income Taxes Paid                                 148,629    177,876    171,586

The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              CUMULATIVE
                                                                FOREIGN
                                          CLASS B  ADDITIONAL  CURRENCY     UNEARNED               TREASURY       TOTAL
                       PREFERRED COMMON   COMMON    PAID-IN   TRANSLATION     ESOP      RETAINED    COMMON    STOCKHOLDERS'
                         STOCK    STOCK    STOCK    CAPITAL   ADJUSTMENTS COMPENSATION  EARNINGS     STOCK       EQUITY
---------------------------------------------------------------------------------------------------------------------------
IN THOUSANDS OF
DOLLARS
BALANCE AS OF JANUARY
1, 1993                  $ --    $74,929  $15,257   $52,129    $  2,484     $(44,708)  $1,365,188  $     --    $1,465,279
Net income                                                                                193,325                 193,325
Dividends:
 Common Stock, $1.140
 per share                                                                                (84,711)                (84,711)
 Class B Common
 Stock, $1.035 per
 share                                                                                    (15,788)                (15,788)
Foreign currency
translation
adjustments                                                     (16,389)                                          (16,389)
Conversion of Class B
Common Stock into
Common Stock                           4       (4)                                                                    --
Incentive plan
transactions                                           (195)                                                         (195)
Exercise of stock
options                                              (1,074)                                                       (1,074)
Employee stock
ownership trust
transactions                                            487                    3,193                                3,680
Repurchase of Common
Stock                               (264)              (151)                              (12,405)  (118,963)    (131,783)
                         -----   -------  -------   -------    --------     --------   ----------  ---------   ----------
BALANCE AS OF
DECEMBER 31, 1993          --     74,669   15,253    51,196     (13,905)     (41,515)   1,445,609   (118,963)   1,412,344
Net income                                                                                184,219                 184,219
Dividends:
 Common Stock, $1.250
 per share                                                                                (89,660)                (89,660)
 Class B Common
 Stock, $1.135 per
 share                                                                                    (17,301)                (17,301)
Foreign currency
translation
adjustments                                                     (10,632)                                          (10,632)
Conversion of Class B
Common Stock into
Common Stock                          10      (10)                                                                    --
Incentive plan
transactions                                         (1,264)                                                       (1,264)
Exercise of stock
options                                                (548)                                                         (548)
Employee stock
ownership trust
transactions                                            496                    3,194                                3,690
Repurchase of Common
Stock                                                                                                (39,748)     (39,748)
                         -----   -------  -------   -------    --------     --------   ----------  ---------   ----------
BALANCE AS OF
DECEMBER 31, 1994          --     74,679   15,243    49,880     (24,537)     (38,321)   1,522,867   (158,711)   1,441,100
Net income                                                                                281,919                 281,919
Dividends:
 Common Stock, $1.370
 per share                                                                                (91,190)                (91,190)
 Class B Common
 Stock, $1.240 per
 share                                                                                    (18,900)                (18,900)
Foreign currency
translation
adjustments                                                      (4,703)                                           (4,703)
Conversion of Class B
Common Stock into
Common Stock                           2       (2)                                                                    --
Incentive plan
transactions                                           (180)                                                         (180)
Exercise of stock
options                               53             (2,456)                                            (246)      (2,649)
Employee stock
ownership trust
transactions                                            488                    3,193                                3,681
Repurchase of Common
Stock                                                                                               (526,119)    (526,119)
                         -----   -------  -------   -------    --------     --------   ----------  ---------   ----------
BALANCE AS OF
DECEMBER 31, 1995        $ --    $74,734  $15,241   $47,732    $(29,240)    $(35,128)  $1,694,696  $(685,076)  $1,082,959
                         =====   =======  =======   =======    ========     ========   ==========  =========   ==========

The notes to consolidated financial statements are an integral part of these statements.

                           HERSHEY FOODS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies employed by the Corporation are discussed below and in other notes to the consolidated financial statements. Certain reclassifications have been made to prior year amounts to conform to the 1995 presentation.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of intercompany accounts and transactions.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly for accounts receivable and certain current and long-term liabilities.

CASH EQUIVALENTS

  All highly liquid debt instruments purchased with a maturity of three months or less are classified as cash equivalents.

COMMODITIES FUTURES AND OPTIONS CONTRACTS

  In connection with the purchasing of cocoa, sugar and corn sweeteners for anticipated manufacturing requirements, the Corporation enters into commodities futures and options contracts as deemed appropriate to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80 "Accounting for Futures Contracts," these futures and options contracts are accounted for as hedges and, accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Depreciation of buildings, machinery and equipment is computed using the straight-line method over the estimated useful lives.

INTANGIBLES RESULTING FROM BUSINESS ACQUISITIONS

  Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets of businesses acquired (goodwill). Goodwill is amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over the estimated useful lives. The Corporation periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Corporation uses an estimate of the acquired business' undiscounted future cash flows compared to the related carrying amount of net assets, including goodwill, to determine if an impairment loss should be recognized.

  Accumulated amortization of intangible assets resulting from business acquisitions was $101.5 million and $86.7 million as of December 31, 1995 and 1994, respectively.

FOREIGN CURRENCY TRANSLATION

  Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded in a separate component of stockholders' equity, "Cumulative Foreign Currency Translation Adjustments."

FOREIGN EXCHANGE CONTRACTS

  The Corporation enters into foreign exchange forward and options contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies, and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements. Gains and losses are deferred and accounted for as part of the underlying transactions. In entering into these contracts the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

LICENSE AGREEMENTS

  The Corporation has entered into license agreements under which it has access to certain trademarks and proprietary technology, and manufactures and/or markets and distributes certain products. The rights under these agreements are extendable on a long-term basis at the Corporation's option subject to certain conditions, including minimum sales levels, which the Corporation has met. License fees and royalties, payable under the terms of the agreements, are expensed as incurred.

RESEARCH AND DEVELOPMENT

  The Corporation expenses research and development costs as incurred. Research and development expense was $26.2 million, $26.3 million and $26.2 million in 1995, 1994 and 1993, respectively.

ADVERTISING

  The Corporation expenses advertising costs as incurred. Advertising expense was $159.2 million, $120.6 million and $130.0 million in 1995, 1994 and 1993, respectively. Prepaid advertising as of December 31, 1995 and 1994 was $3.0 million and $8.5 million, respectively.

2. ACQUISITIONS AND DIVESTITURES

  In December 1995, the Corporation completed the acquisition of the outstanding shares of the confectionery company Henry Heide, Incorporated (Henry Heide), for approximately $12.5 million. Henry Heide's headquarters and manufacturing facility are located in New Brunswick, N.J., where it manufactures a variety of non-chocolate confectionery products including JUJYFRUITS candies and WUNDERBEANS jellybeans.

  In September 1993, the Corporation completed the acquisition of the Italian confectionery business of Heinz Italia S.p.A. (Sperlari) for approximately $130.0 million. Sperlari is a leader in the Italian non-chocolate confectionery market and manufactures and distributes a wide range of confectionery products, including nougat and sugar candies. Products are marketed primarily under the SPERLARI, DONDI and SCARAMELLINI brands.

  In March 1993, the Corporation acquired certain assets of the Ideal Macaroni and Weiss Noodle companies for approximately $14.6 million.

  In accordance with the purchase method of accounting, the purchase prices of the acquisitions summarized above were allocated to the underlying assets and liabilities at the date of acquisition based on their estimated respective fair values, which may be revised at a later date. Total liabilities assumed, including debt, were $10.6 million in 1995 and $54.0 million in 1993. Results subsequent to the dates of acquisition are included in the consolidated financial statements. Had the results of these acquisitions been included in consolidated results for the entire length of each period presented, the effect would not have been material.

  In December 1995, the Corporation entered into definitive agreements to sell the assets of Hershey Canada, Inc.'s PLANTERS nut (Planters) and LIFE SAVERS and BREATH SAVERS hard candy, and BEECH-NUT cough drop (Life Savers) businesses to Johnvince Foods Group and Beta Brands Inc., respectively. Both transactions were completed in January 1996, as part of a restructuring program announced by the Corporation in late 1994.

  In June 1995, the Corporation completed the sale of the outstanding shares of Overspecht B.V. (OZF Jamin) to a management buyout group at OZF Jamin, as part of the Corporation's restructuring program. The Corporation purchased the outstanding shares of OZF Jamin in October 1993 for approximately $20.2 million. OZF Jamin manufactures chocolate and non-chocolate confectionery products, cookies, biscuits and ice cream for distribution primarily to customers in the Netherlands and Belgium.

3. RESTRUCTURING ACTIVITIES

  In the fourth quarter of 1994, the Corporation recorded a pre-tax restructuring charge of $106.1 million, following a comprehensive review of domestic and foreign operations designed to enhance performance of operating assets by lowering operating and administrative costs, eliminating underperforming assets and streamlining the overall decision-making process. The charge of $106.1 million resulted in an after-tax charge of $80.2 million or $.92 per share in 1994.

  The charge included $34.3 million of severance and termination benefits for the elimination of approximately 500 positions in the manufacturing, technical and administrative areas at both domestic and foreign operations. The charge also included anticipated losses on disposals of certain businesses of $39.1 million, product line discontinuations of $17.5 million and the consolidation of operations and disposal of machinery and equipment of $15.2 million.

  As of December 31, 1995, $81.8 million of restructuring reserves had been utilized and $16.7 million had been reversed to reflect revisions and changes in estimates to the original restructuring program. The remaining $7.6 million of accrued restructuring reserves will be utilized in early 1996 as the final aspects of the restructuring program are completed. Operating cash flows were used to fund cash requirements which represented approximately 25% of the total reserves utilized. The non-cash portion of restructuring reserve utilization was associated primarily with the divestiture of foreign businesses and the discontinuation of certain product lines.

  During the third quarter of 1995, a pre-tax restructuring charge of $16.6 million was recorded in connection with a voluntary retirement program announced by the Corporation in August 1995. The charge was primarily related to the funding of retirement benefits for eligible employees who elected early retirement. This cash charge will be funded from operating cash flows. The impact of this charge was more than offset by the partial reversal of 1994 accrued restructuring reserves resulting in an increase to income before income taxes of $.2 million and an increase to net income of $2.0 million, as the tax benefit associated with the 1995 charge more than offset the tax provision associated with the reversal of 1994 restructuring reserves.

4. GAIN ON SALE OF INVESTMENT INTEREST

  In March 1993, the Corporation recorded a pre-tax gain of $80.6 million on the sale of its 18.6% investment interest in Freia Marabou a.s. This gain had the effect of increasing net income by $40.6 million. Gross proceeds from the sale amounted to $259.7 million.

5. RENTAL AND LEASE COMMITMENTS

  Rent expense was $24.9 million, $25.7 million and $24.5 million for 1995, 1994 and 1993, respectively. Rent expense pertains to all operating leases, which were principally related to certain administrative buildings, distribution facilities and transportation equipment. Future minimum rental payments under non-cancellable operating leases with a remaining term in excess of one year as of December 31, 1995, were: 1996, $12.6 million; 1997, $11.6 million; 1998, $10.8 million; 1999, $12.7 million; 2000, $12.6 million;
2001 and beyond, $80.7 million.

6. FINANCIAL INSTRUMENTS

  The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value as of December 31, 1995 and 1994, because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, approximated fair value as of December 31, 1995 and 1994, based upon quoted market prices for the same or similar debt issues.

  As of December 31, 1995, the Corporation had foreign exchange forward contracts maturing in 1996 and 1997 to purchase $54.7 million in foreign currency, primarily Canadian dollars, British sterling, and Swiss francs, and to sell $26.4 million in foreign currency, primarily Italian lira, Canadian dollars and Japanese yen, at contracted forward rates.

  To hedge foreign currency exposure related to anticipated transactions associated with the purchase of certain raw materials and finished goods generally covering 3 to 24 months, the Corporation also purchases foreign exchange options which permit, but do not require, the Corporation to exchange foreign currencies at a future date with another party at a contracted exchange rate. To finance premiums paid on such options, from time to time the Corporation may also write offsetting options at exercise prices which limit but do not eliminate the effect of purchased options and forward contracts as a hedge. As of December 31, 1995 and 1994, the Corporation had purchased foreign exchange options of $11.5 million and $11.6 million, respectively, and written foreign exchange options of $8.9 million and $10.9 million as of December 31, 1995 and 1994, respectively, principally related to British sterling.

  The fair value of foreign exchange forward contracts is estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences, and the fair value of foreign exchange options is estimated using active market quotations. As of December 31, 1995 and 1994, the fair value of foreign exchange forward and options contracts approximated carrying value. The Corporation does not hold or issue financial instruments for trading purposes.

  As of December 31, 1994, the Corporation had foreign exchange forward contracts maturing in 1995 and 1996 to purchase $35.7 million in foreign currency, primarily British sterling and Canadian dollars, and to sell $7.5 million in foreign currency, primarily Japanese yen, at contracted forward rates.

  In order to minimize its financing costs and to manage interest rate exposure, the Corporation entered into interest rate swap agreements to effectively convert a portion of its floating rate debt to fixed rate debt. As of December 31, 1995, the Corporation had agreements outstanding with an aggregate notional amount of $200.0 million with maturities through 1997. As of December 31, 1995, interest rates payable were at a weighted average fixed rate of 5.6% and interest rates receivable were floating based on 30-day commercial paper composite rates. Any interest rate differential on interest rate swaps is recognized as an adjustment to interest expense over the term of the agreement. The Corporation's risk related to swap agreements is limited to the cost of replacing such agreements at current market rates.

7. INTEREST EXPENSE

  Interest expense, net consisted of the following:

FOR THE YEARS ENDED DECEMBER 31,       1995     1994     1993
----------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Long-term debt and lease obligations  $20,949  $19,103  $23,016
Short-term debt                        28,576   21,155   11,854
Capitalized interest                   (1,957)  (3,009)  (4,646)
                                      -------  -------  -------
Interest expense, gross                47,568   37,249   30,224
Interest income                        (2,735)  (1,892)  (3,229)
                                      -------  -------  -------
Interest expense, net                 $44,833  $35,357  $26,995
                                      =======  =======  =======

8. SHORT-TERM DEBT

  Generally, the Corporation's short-term borrowings are in the form of commercial paper or bank loans with an original maturity of three months or less. In December 1995, the Corporation entered into committed credit facility agreements with a syndicate of banks under which it could borrow up to $600 million as of December 31, 1995, with options to increase borrowings by $1.0 billion with the concurrence of the banks. Of the total committed credit facility, $200 million is for a renewable 364-day term and $400 million is effective for a five-year term. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions. As of December 31, 1994, the Corporation maintained lines of credit arrangements with domestic and international commercial banks, under which it could borrow in various currencies up to $516 million, at the lending banks' prime commercial interest rates or lower. These lines of credit were reduced by the Corporation to approximately $97.7 million when the credit facility agreements became effective. The Corporation had combined domestic commercial paper borrowings and short-term foreign bank loans against its credit facilities and lines of credit of $413.3 million as of December 31, 1995, and $316.8 million against its lines of credit as of December 31, 1994. The weighted average interest rates on short-term borrowings outstanding as of December 31, 1995 and 1994 were 5.7% and 6.0%, respectively.

  The credit facilities and lines of credit were supported by commitment fee arrangements. The average fee was approximately .06% per annum of the commitment. The Corporation is in compliance with all covenants included in the credit facility agreements. There were no significant compensating balance agreements which legally restricted these funds.

  As a result of maintaining a consolidated cash management system, the Corporation maintains overdraft positions at certain banks. Such overdrafts, which were included in accounts payable, were $24.8 million and $23.0 million as of December 31, 1995 and 1994, respectively.

9. LONG-TERM DEBT

  Long-term debt consisted of the following:

DECEMBER 31,                                           1995     1994
----------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Medium-term Notes, 8.45% to 9.92%, due 1995-1998     $ 40,400 $ 45,400
6.7% Notes due 2005                                   200,000      --
8.8% Debentures due 2021                              100,000  100,000
Other obligations, net of unamortized debt discount    17,017   19,781
                                                     -------- --------
Total long-term debt                                  357,417  165,181
Less--current portion                                     383    7,954
                                                     -------- --------
Long-term portion                                    $357,034 $157,227
                                                     ======== ========

  In October 1995, the Corporation issued $200 million of 6.7% Notes due 2005 (Notes) under Form S-3 Registration Statements which were declared effective in June 1990 and November 1993. The proceeds from issuance of the Notes were used to reduce short-term borrowings.

  Aggregate annual maturities during the next five years are: 1996, $.4 million; 1997, $15.6 million; 1998, $25.2 million; 1999, $.2 million; and
2000, $2.2 million. The Corporation's debt is principally unsecured and of equal priority. None of the debt is convertible into stock of the Corporation. The Corporation is in compliance with all covenants included in the related debt agreements.

10. INCOME TAXES

  Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (FAS No. 109), which requires the use of the liability method of accounting for deferred income taxes. This change in accounting as of January 1, 1993, which was recorded as a catch-up adjustment, increased 1993 net income by $8.2 million or $.09 per share.

  Income before income taxes and accounting changes was as follows:

FOR THE YEARS ENDED DECEMBER 31,                     1995     1994      1993
------------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Domestic                                           $452,084 $411,089  $417,226
Foreign                                              13,869  (77,951)   13,007
Gain on sale of investment interest                     --       --     80,642
                                                   -------- --------  --------
Income before income taxes and accounting changes  $465,953 $333,138  $510,875
                                                   ======== ========  ========

  The provision for income taxes excluding the FAS No. 109 catch-up adjustment in 1993, was as follows:

FOR THE YEARS ENDED DECEMBER 31,       1995     1994      1993
----------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Current:
  Federal                            $135,034 $126,234  $141,541
  State                                22,620   24,712    37,358
  Foreign                                 --       301    23,696
                                     -------- --------  --------
Current provision for income taxes    157,654  151,247   202,595
                                     -------- --------  --------
Deferred:
  Federal                              12,455    6,221     2,949
  State                                 8,198    2,652     1,764
  Foreign                               5,727  (11,201)    6,334
                                     -------- --------  --------
Deferred provision for income taxes    26,380   (2,328)   11,047
                                     -------- --------  --------
Total provision for income taxes     $184,034 $148,919  $213,642
                                     ======== ========  ========

  The 1994 Foreign deferred income tax benefit was associated primarily with the restructuring charge recorded in the fourth quarter of that year.

  The tax effects of the significant temporary differences which comprised the deferred tax assets and liabilities were as follows:

DECEMBER 31,                                           1995     1994
----------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Deferred tax assets:
  Post-retirement benefit obligations                $ 85,907 $ 85,530
  Accrued expenses and other reserves                  78,506   75,949
  Net operating loss carryforwards, net of valuation
   allowances of $25,544 in 1995 and $7,860 in 1994     7,298    7,913
  Accrued trade promotion reserves                     16,389   14,926
  Restructuring reserves                                3,352   19,598
  Other                                                24,517   30,830
                                                     -------- --------
    Total deferred tax assets                         215,969  234,746
                                                     -------- --------
Deferred tax liabilities:
  Depreciation                                        239,389  231,035
  Other                                                84,256   91,140
                                                     -------- --------
    Total deferred tax liabilities                    323,645  322,175
                                                     -------- --------
Net deferred tax liabilities                         $107,676 $ 87,429
                                                     ======== ========
Included in:
  Current deferred tax assets, net                   $ 84,785 $105,948
  Non-current deferred tax liabilities, net           192,461  193,377
                                                     -------- --------
Net deferred tax liabilities                         $107,676 $ 87,429
                                                     ======== ========

  As of December 31, 1995, the Corporation had $67.4 million of operating loss carryforwards available to reduce the future taxable income of certain foreign subsidiaries. Loss carryforwards of $24.0 million must be utilized within the next ten years and $43.4 million can be utilized over an indefinite period.

  The following table reconciles the Federal statutory income tax rate with the Corporation's effective income tax rate:

FOR THE YEARS ENDED DECEMBER 31,                             1995  1994  1993
------------------------------------------------------------------------------
Federal statutory income tax rate                            35.0% 35.0% 35.0%
Increase (reduction) resulting from:
  State income taxes, net of Federal income tax benefits      4.6   6.0   6.2
  Restructuring (credit) charge for which no tax benefit was
   provided                                                   (.3)  4.5   --
  Non-deductible acquisition costs                             .6    .8    .6
  Other, net                                                  (.4) (1.6)  --
                                                             ----  ----  ----
Effective income tax rate                                    39.5% 44.7% 41.8%
                                                             ====  ====  ====

11. RETIREMENT PLANS

  The Corporation and its subsidiaries sponsor several defined benefit retirement plans covering substantially all employees. Plans covering most domestic salaried and hourly employees provide retirement benefits based on individual account balances which are increased annually by pay-related and interest credits. Plans covering certain non-domestic employees provide retirement benefits based on career average pay, final pay, or final average pay as defined within the provisions of the individual plans. The Corporation also participates in several multi-employer retirement plans which provide defined benefits to employees covered under certain collective bargaining agreements.

  The Corporation's policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws, respectively. Non-domestic pension liabilities are funded in accordance with applicable local laws and regulations. Plan assets are invested in a broadly diversified portfolio consisting primarily of domestic and international common stocks and fixed income securities.

  Pension expense included the following components:

FOR THE YEARS ENDED DECEMBER 31,                  1995      1994      1993
-----------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Service cost                                    $ 25,311  $ 30,077  $ 27,835
Interest cost on projected benefit obligations    32,531    28,351    26,423
Investment (return) loss on plan assets          (71,578)    8,288   (46,232)
Net amortization and deferral                     40,823   (40,550)   18,519
                                                --------  --------  --------
Corporate sponsored plans                         27,087    26,166    26,545
Multi-employer plans                                 361       374       612
Other                                                615       622       678
                                                --------  --------  --------
Total pension expense                           $ 28,063  $ 27,162  $ 27,835
                                                ========  ========  ========

  The funded status and amounts recognized in the consolidated balance sheets for the retirement plans were as follows:

                                   DECEMBER 31, 1995       DECEMBER 31, 1994
                                ----------------------- -----------------------
                                  ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                 EXCEEDED    BENEFITS    EXCEEDED    BENEFITS
                                ACCUMULATED  EXCEEDED   ACCUMULATED  EXCEEDED
                                 BENEFITS     ASSETS     BENEFITS     ASSETS
-------------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Actuarial present value of:
  Vested benefit obligations      $17,241    $417,027    $310,061     $33,272
                                  =======    ========    ========     =======
  Accumulated benefit
   obligations                    $17,833    $447,792    $330,161     $39,966
                                  =======    ========    ========     =======
Actuarial present value of
 projected benefit obligations    $27,005    $476,439    $367,656     $43,250
Plan assets at fair value          19,765     389,064     341,373       1,748
                                  -------    --------    --------     -------
Plan assets less than
 projected benefit obligations      7,240      87,375      26,283      41,502
Net gain (loss) unrecognized
 at date of transition                525        (818)      1,711      (2,198)
Prior service cost and
 amendments not yet recognized
 in earnings                       (1,159)    (28,701)    (19,620)     (1,744)
Unrecognized net loss from
 past experience different
 than that assumed                 (3,615)     (3,660)     (9,711)       (455)
Minimum liability adjustment          --       21,678         --        4,031
                                  -------    --------    --------     -------
Pension liability (prepaid
 pension expense)                 $ 2,991    $ 75,874    $ (1,337)    $41,136
                                  =======    ========    ========     =======

  The projected benefit obligations for the plans were determined principally using discount rates of 7.25% as of December 31, 1995, and 8.5% as of December 31, 1994. For both 1995 and 1994 the assumed long-term rate of return on plan assets was 9.5%. The assumed long-term compensation increase rate for 1995 and 1994 was primarily 4.8%.

  In the third quarter of 1995, the Corporation offered a voluntary retirement program to domestic eligible employees age 55 and over. The voluntary retirement program gave eligible salaried employees an opportunity to retire with enhanced retirement benefits. The pre-tax impact on pension expense of the 1995 charge was $13.0 million or $7.7 million after tax. This amount has not been included in the disclosure of pension expense by component.

12. POST-RETIREMENT BENEFITS

  The Corporation and its subsidiaries provide certain health care and life insurance benefits for retired employees subject to pre-defined limits. Substantially all of the Corporation's domestic employees become eligible for these benefits at retirement with a pre-defined benefit being available at an early retirement date. The post-retirement medical benefit is contributory for pre-Medicare retirees and for most post-Medicare retirees retiring on or after February 1, 1993. Retiree contributions are based upon a combination of years of service and age at retirement. The post-retirement life insurance benefit is non-contributory.

  Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions" (FAS No. 106) which requires that the cost of post-retirement benefits be accrued during employees' working careers. The Corporation elected to adopt FAS No. 106 by means of a catch-up adjustment. This change in accounting as of January 1, 1993, had the effect of decreasing net income by $112.2 million, or $1.25 per share, after a deferred tax benefit of $76.3 million.

  Prior to 1993, the Corporation expensed such benefits as paid. Expense recognized under FAS No. 106 during 1993 incrementally reduced net income by $5.9 million.

  Net post-retirement benefit costs consisted of the following components:

FOR THE YEARS ENDED DECEMBER 31,                 1995     1994     1993
--------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Service cost                                    $ 3,262  $ 3,642  $ 3,997
Interest cost on projected benefit obligations   12,918   13,334   12,897
Amortization                                     (2,322)  (1,028)    (280)
                                                -------  -------  -------
  Total                                         $13,858  $15,948  $16,614
                                                =======  =======  =======

  Obligations are unfunded and the actuarial present values of accumulated post-retirement benefit obligations recognized in the consolidated balance sheets were as follows:

DECEMBER 31,                                                 1995     1994
----------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Retirees                                                   $ 78,090 $ 92,051
Fully eligible active plan participants                      24,686   26,030
Other active plan participants                               57,448   49,338
                                                           -------- --------
Total                                                       160,224  167,419
Plan amendments                                              31,377   19,224
Unrecognized net gain from past experience different than
 that assumed                                                20,892   20,285
                                                           -------- --------
Accrued post-retirement benefits                           $212,493 $206,928
                                                           ======== ========

  The accumulated post-retirement benefit obligations were determined principally using discount rates of 7.25% and 8.5% as of December 31, 1995 and 1994, respectively. The assumed average health care cost trend rate used in measuring the accumulated post-retirement benefit obligation as of December 31, 1995, was 6% which was also the ultimate trend rate. As of December 31, 1994, this rate was 12%, gradually declining to approximately 7% by 2003. A one percentage point increase in the average health care cost trend rate for each year would increase the accumulated post-retirement benefit obligations as of December 31, 1995 and 1994, by $22.2 million and $23.5 million, respectively, and would increase the sum of the net service and interest cost components of net post-retirement benefit costs for 1995 and 1994 by $2.4 million and $2.8 million, respectively.

  The pre-tax impact on post-retirement benefits expense and liabilities of the 1995 charge for the voluntary retirement program was $.4 million or $.2 million after tax. This amount has not been included in the disclosure of net post-retirement benefit costs by component.

  As part of its long-range financing plans, the Corporation, in 1989, implemented a corporate-owned life insurance program covering most of its domestic employees. After paying employee death benefits, proceeds from this program will be available for general corporate purposes and may be used to offset future employee benefits costs, including retiree medical benefits. The Corporation's investment in corporate-owned life insurance policies was recorded net of policy loans in other assets, and interest accrued on the policy loans was included in accrued liabilities as of December 31, 1995 and 1994. Net life insurance expense, including interest expense, was included in selling, marketing and administrative expenses.

13. EMPLOYEE STOCK OWNERSHIP TRUST

  The Corporation's employee stock ownership trust (ESOP) serves as the primary vehicle for contributions to its existing employee savings and stock investment plan for participating domestic salaried and hourly employees. The ESOP was funded by a 15-year 7.75% loan of $47.9 million from the Corporation. During 1995 and 1994, the ESOP received a combination of dividends on unallocated shares and contributions from the Corporation equal to the amount required to meet its principal and interest payments under the loan. Simultaneously, the ESOP allocated to participants 79,588 shares of Common Stock each year. As of December 31, 1995, the ESOP held 285,757 of allocated shares and 875,464 of unallocated shares. All ESOP shares are considered outstanding for income per share computations.

  The Corporation recognized net compensation expense equal to the shares allocated multiplied by the original cost of $40 1/8 per share less dividends received by the ESOP on unallocated shares. Compensation expense related to the ESOP for 1995, 1994 and 1993 was $1.9 million, $1.7 million and $2.0 million, respectively. Dividends paid on unallocated ESOP shares were $1.2 million in 1995, 1994 and 1993. The unearned ESOP compensation balance in stockholders' equity represented deferred compensation expense to be recognized by the Corporation in future years as additional shares are allocated to participants.

14. CAPITAL STOCK AND NET INCOME PER SHARE

  As of December 31, 1995, the Corporation had 530,000,000 authorized shares of capital stock. Of this total, 450,000,000 shares were designated as Common Stock, 75,000,000 shares as Class B Common Stock (Class B Stock), and 5,000,000 shares as Preferred Stock, each class having a par value of one dollar per share. As of December 31, 1995, a combined total of 89,975,436 shares of both classes of common stock had been issued of which 77,265,883 shares were outstanding. No shares of the Preferred Stock were issued or outstanding during the three-year period ended December 31, 1995.

  Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

  Class B Stock can be converted into Common Stock on a share-for-share basis at any time. During 1995, 1994 and 1993, a total of 1,525 shares, 10,300 shares and 4,000 shares, respectively, of Class B Stock were converted into Common Stock.

  Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (Milton Hershey School Trust), as institutional fiduciary for estates and trusts unrelated to Milton Hershey School, and as direct owner of investment shares, held a total of 12,300,979 shares of the Common Stock, and as Trustee for the benefit of Milton Hershey School, held 15,153,003 shares of the Class B Stock as of December 31, 1995, and was entitled to cast approximately 76% of the total votes of both classes of the Corporation's common stock. The Milton Hershey School Trust must approve the issuance of shares of Common Stock or any other action which would result in the Milton Hershey School Trust not continuing to have voting control of the Corporation.

  In 1993, the Corporation's Board of Directors approved a share repurchase program to acquire from time to time, through open market or privately negotiated transactions, up to $200 million of Common Stock. A total of 3,923,780 shares of Common Stock had been acquired for approximately $197.7 million under the program, of which 264,000 shares were retired and the remaining 3,659,780 shares were held as Treasury Stock as of December 31, 1995.

  In August 1995, the Corporation purchased an additional 9,049,773 shares of its Common Stock to be held as Treasury Stock from the Milton Hershey School Trust for $500.0 million. In connection with the share repurchase program begun in 1993, a total of 2,000,000 shares were also acquired from the Milton Hershey School Trust in 1993 for approximately $103.1 million. As of December 31, 1995, a total of 12,709,553 shares were held as Treasury Stock.

  Net income per share has been computed based on the weighted average number of shares of the Common Stock and the Class B Stock outstanding during the year. Average shares outstanding were 82,843,541 for 1995, 87,018,626 for 1994 and 89,757,135 for 1993.

15. INCENTIVE PLAN

  The long-term portion of the 1987 Key Employee Incentive Plan, as amended
(Plan), provides for grants or awards to senior executives and key employees of one or more of the following: performance stock units, non-qualified stock options (stock options), stock appreciation rights and restricted stock units. The Plan also provides for the deferral of performance stock unit awards by participants.

  As of December 31, 1995, a total of 133,365 contingent performance stock units had been granted for potential future distribution, primarily related to three-year cycles ending December 31, 1995, 1996 and 1997. Deferred performance stock units and accumulated dividend amounts totaled 211,113 shares as of December 31, 1995.

  Stock options are granted at exercise prices of not less than 100% of the fair market value of a share of Common Stock at the time the option is granted and are exercisable for periods no longer than ten years from the date of grant. Each option may be used to purchase one share of Common Stock. No compensation expense is recognized under the stock options portion of the Plan.

  No stock appreciation rights or restricted stock units were outstanding as of December 31, 1995. Stock options exercisable as of December 31, 1995 and 1994 were 1,450,900 shares and 1,734,750 shares, respectively.

  Stock option activity was as follows:

                                    SHARES UNDER OPTIONS
                                -----------------------------
                                 NUMBER       OPTION PRICE
                                OF SHARES      PER SHARE
-------------------------------------------------------------
Outstanding--January 1, 1993    1,716,975  $25 3/8 to  44 3/4
  Granted                         116,600  $47     to  53
  Exercised                       (82,850) $25 3/8 to  35 3/8
  Cancelled                       (20,300) $44 3/4
                                ---------
Outstanding--December 31, 1993  1,730,425  $25 3/8 to  53
  Granted                         963,800  $49
  Exercised                      (104,975) $25 3/8 to  44 3/4
  Cancelled                       (55,300) $44 3/4 to  49
                                ---------
Outstanding--December 31, 1994  2,533,950  $25 3/8 to  53
  Granted                         118,700  $48 3/8
  Exercised                      (421,550) $25 3/8 to  47
  Cancelled                       (13,200) $44 3/4 to  49
                                ---------
Outstanding--December 31, 1995  2,217,900  $25 3/8 to  53
                                =========

16. SUPPLEMENTAL BALANCE SHEET INFORMATION

ACCOUNTS RECEIVABLE--TRADE

  In the normal course of business, the Corporation extends credit to customers which satisfy pre-defined credit criteria. The Corporation believes that it has little concentration of credit risk due to the diversity of its customer base. Receivables, as shown on the consolidated balance sheets, were net of allowances and anticipated discounts of $14.8 million and $14.0 million as of December 31, 1995 and 1994, respectively.

INVENTORIES

  The Corporation values the majority of its inventories under the last-in, first-out (LIFO) method and the remaining inventories at the lower of first-in, first-out (FIFO) cost or market. LIFO cost of inventories valued using the LIFO method was $282.0 million and $318.5 million as of December 31, 1995 and 1994, respectively, and all inventories were stated at amounts that did not exceed realizable values. Total inventories were as follows:

     DECEMBER 31,           1995      1994
    -----------------------------------------
     IN THOUSANDS OF
     DOLLARS
     Raw materials        $189,371  $234,317
     Goods in process       28,201    28,680
     Finished goods        249,106   247,272
                          --------  --------
     Inventories at FIFO   466,678   510,269
     Adjustment to LIFO    (69,108)  (64,567)
                          --------  --------
     Total inventories    $397,570  $445,702
                          ========  ========

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment balances included construction in progress of $119.5 million and $76.9 million as of December 31, 1995 and 1994, respectively. Major classes of property, plant and equipment were as follows:

     DECEMBER 31,                             1995        1994
    --------------------------------------------------------------
     IN THOUSANDS OF DOLLARS
     Land                                  $   35,385  $   50,678
     Buildings                                471,663     467,950
     Machinery and equipment                1,683,338   1,604,901
                                           ----------  ----------
     Property, plant and equipment, gross   2,190,386   2,123,529
     Accumulated depreciation                (754,377)   (655,132)
                                           ----------  ----------
     Property, plant and equipment, net    $1,436,009  $1,468,397
                                           ==========  ==========

ACCRUED LIABILITIES

  Accrued liabilities were as follows:

     DECEMBER 31,                             1995        1994
    --------------------------------------------------------------
     IN THOUSANDS OF DOLLARS
     Payroll and other compensation        $   97,710  $   67,155
     Advertising and promotion                 87,368      81,561
     Other                                    115,471     116,567
                                           ----------  ----------
     Total accrued liabilities             $  300,549  $  265,283
                                           ==========  ==========

OTHER LONG-TERM LIABILITIES

  Other long-term liabilities were as follows:

     DECEMBER 31,                             1995        1994
    --------------------------------------------------------------
     IN THOUSANDS OF DOLLARS
     Accrued post-retirement benefits      $  204,044  $  198,251
     Other                                    129,770     104,805
                                           ----------  ----------
     Total other long-term liabilities     $  333,814  $  303,056
                                           ==========  ==========

17. SEGMENT INFORMATION

  The Corporation operates in a single consumer foods line of business, encompassing the domestic and foreign manufacture, distribution and sale of chocolate, confectionery, grocery and pasta products. The Corporation's principal operations and markets are located in the United States.

  Operations in Canada and Europe represent the majority of the Corporation's foreign business. Historically, transfers of product between geographic areas have not been significant. In 1995 and 1994, sales to Wal-Mart Stores, Inc. and Subsidiaries amounted to approximately 11% and 10% of total net sales, respectively. Net sales, income before interest, income taxes and accounting changes, and identifiable assets by geographic segment were as follows:

FOR THE YEARS ENDED DECEMBER 31,                1995       1994        1993
------------------------------------------------------------------------------
IN THOUSANDS OF DOLLARS
Net sales:
  Domestic                                   $3,218,935 $3,124,155  $3,080,329
  Foreign                                       471,732    482,116     407,920
                                             ---------- ----------  ----------
Total                                        $3,690,667 $3,606,271  $3,488,249
                                             ========== ==========  ==========
Income (loss) before interest, income taxes
 and accounting changes:
  Domestic                                   $  499,161 $  446,585  $  446,565
  Foreign                                        11,625    (78,090)     10,663
  Gain on sale of investment interest               --         --       80,642
                                             ---------- ----------  ----------
Total                                        $  510,786 $  368,495  $  537,870
                                             ========== ==========  ==========
Identifiable assets as of December 31:
  Domestic                                   $2,336,078 $2,338,184  $2,281,766
  Foreign                                       494,545    552,797     573,325
                                             ---------- ----------  ----------
Total                                        $2,830,623 $2,890,981  $2,855,091
                                             ========== ==========  ==========

18. QUARTERLY DATA (UNAUDITED)

  Summary quarterly results were as follows:

YEAR 1995                 FIRST    SECOND   THIRD     FOURTH
-----------------------------------------------------------------
IN THOUSANDS EXCEPT PER
SHARE AMOUNTS
Net sales                $867,446 $722,269 $981,101 $1,119,851
Gross profit              364,085  298,506  408,658    493,144
Net income                 60,633   33,323   82,127    105,836(a)
Net income per share(b)       .70      .38     1.02       1.37
YEAR 1994                 FIRST    SECOND   THIRD     FOURTH
-----------------------------------------------------------------
IN THOUSANDS EXCEPT PER
SHARE AMOUNTS
Net sales                $883,890 $675,983 $966,511 $1,079,887
Gross profit              357,162  272,883  404,543    474,127
Net income                 53,016   25,325   81,063     24,815(c)
Net income per share          .61      .29      .93        .29

--------
(a) Net income for the fourth quarter and year 1995 included a net after-tax credit of $2.0 million associated with adjustments to accrued restructuring reserves. Net income per share was similarly impacted.
(b) Quarterly income per share amounts for 1995 do not total to the annual amount due to the changes in weighted average shares outstanding during the year.
(c) Net income for the fourth quarter and year 1994 included an after-tax restructuring charge of $80.2 million. Net income per share was similarly impacted.

                    RESPONSIBILITY FOR FINANCIAL STATEMENTS

  Hershey Foods Corporation is responsible for the financial statements and other financial information contained in this report. The Corporation believes that the financial statements have been prepared in conformity with generally accepted accounting principles appropriate under the circumstances to reflect in all material respects the substance of applicable events and transactions. In preparing the financial statements, it is necessary that management make informed estimates and judgments. The other financial information in this annual report is consistent with the financial statements.

  The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that financial records are reliable for purposes of preparing financial statements and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that the cost of the system must be related to the benefits to be derived. The Corporation believes its system provides an appropriate balance in this regard. The Corporation maintains an Internal Audit Department which reviews the adequacy and tests the application of internal accounting controls.

  The financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose appointment was ratified by stockholder vote at the stockholders' meeting held on April 24, 1995. Their report expresses an opinion that the Corporation's financial statements are fairly stated in conformity with generally accepted accounting principles, and they have indicated to us that their examination was performed in accordance with generally accepted auditing standards which are designed to obtain reasonable assurance about whether the financial statements are free of material misstatement.

  The Audit Committee of the Board of Directors of the Corporation, consisting solely of non-management directors, meets regularly with the independent public accountants, internal auditors and management to discuss, among other things, the audit scopes and results. Arthur Andersen LLP and the internal auditors both have full and free access to the Audit Committee, with and without the presence of management.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Hershey Foods Corporation:

  We have audited the accompanying consolidated balance sheets of Hershey Foods Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, appearing on pages A-9 through A-26. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hershey Foods Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in Notes 10 and 12 to the consolidated financial statements, effective January 1, 1993, the Corporation changed its methods of accounting for income taxes and post-retirement benefits other than pensions.

/s/ Arthur Andersen

New York, New York
January 25, 1996

                           HERSHEY FOODS CORPORATION

                   ELEVEN-YEAR CONSOLIDATED FINANCIAL SUMMARY

                ALL DOLLAR AND SHARE AMOUNTS IN THOUSANDS EXCEPT
                     MARKET PRICE AND PER SHARE STATISTICS

                           10-YEAR
                          COMPOUND
                         GROWTH RATE    1995           1994              1993
                         ----------- ----------    -------------     -------------
SUMMARY OF
 OPERATIONS(a)
 Net Sales                   9.2%    $3,690,667        3,606,271         3,488,249
                                     ----------    -------------     -------------
 Cost of Sales               8.0%    $2,126,274        2,097,556         1,995,502
 Selling, Marketing and
  Administrative            11.8%    $1,053,758        1,034,115         1,035,519
 Restructuring Credit,
  (Charge) and Gain,
  Net                                $      151         (106,105)              --
 Gain on Sale of
  Investment Interest                $      --               --             80,642
 Interest Expense, Net      15.9%    $   44,833           35,357            26,995
 Income Taxes                7.2%    $  184,034          148,919           213,642
                                     ----------    -------------     -------------
 Income from Continuing
  Operations Before
  Accounting Changes        11.3%    $  281,919          184,219           297,233
 Net Cumulative Effect
  of Accounting Changes              $      --               --           (103,908)
 Discontinued
  Operations                         $      --               --                --
                                     ----------    -------------     -------------
 Net Income                  9.6%    $  281,919          184,219           193,325
                                     ==========    =============     =============
 Income Per Share:
  From Continuing
   Operations Before
   Accounting
   Changes(b)               12.7%    $     3.40(g)          2.12(h)           3.31(i)
  Net Cumulative Effect
   of Accounting Changes             $      --               --              (1.16)
  Net Income(b)             11.1%    $     3.40(g)          2.12(h)           2.15(i)
 Weighted Average
  Shares Outstanding(b)                  82,844           87,019            89,757
 Dividends Paid on
  Common Stock               9.3%    $   91,190           89,660            84,711
  Per Share(b)              11.2%    $    1.370            1.250             1.140
 Dividends Paid on
  Class B Common Stock      11.2%    $   18,900           17,301            15,788
  Per Share(b)              11.2%    $    1.240            1.135             1.035
 Income from Continuing
  Operations Before
  Accounting Changes as
  a Percent of Net
  Sales                                     7.6%             7.3%(c)           7.4%(d)
 Depreciation               15.5%    $  119,438          114,821           100,124
 Advertising                 7.5%    $  159,200          120,629           130,009
 Promotion                  14.3%    $  402,454          419,164           444,546
 Payroll                     7.6%    $  461,928          472,997           469,564
YEAR-END POSITION AND
 STATISTICS(a)
 Capital Additions           8.6%    $  140,626          138,711           211,621
 Total Assets                9.8%    $2,830,623        2,890,981         2,855,091
 Long-term Portion of
  Debt                      15.2%    $  357,034          157,227           165,757
 Stockholders' Equity        4.1%    $1,082,959        1,441,100         1,412,344
 Net Book Value Per
  Share(b)                   6.1%    $    14.02            16.61             16.12
 Operating Return on
  Average Stockholders'
  Equity                                   22.2%            18.5%             17.8%
 Operating Return on
  Average Invested
  Capital                                  17.1%            15.6%             15.0%
 Full-time Employees                     13,300           14,000            14,300
STOCKHOLDERS' DATA
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end(b)                         77,266           86,735            87,613
 Market Price of Common
  Stock at Year-end(b)      14.3%    $       65           48 3/8                49
 Range During Year(b)                $67 7/8-48    53 1/2-41 1/8     55 7/8-43 1/2

--------
See Notes to the Eleven-Year Consolidated Financial Summary on page A-31.

                                              1992           1991           1990              1989           1988           1987
                                         ------------   ------------   ------------      ------------   ------------   ------------
SUMMARY OF
 OPERATIONS(a)
 Net Sales                                  3,219,805      2,899,165      2,715,609         2,420,988      2,168,048      1,863,816
                                        -------------  -------------  -------------     -------------  -------------  -------------
 Cost of Sales                              1,833,388      1,694,404      1,588,360         1,455,612      1,326,458      1,149,663
 Selling, Marketing and
  Administrative                              958,189        814,459        776,668           655,040        575,515        468,062
 Restructuring Credit,
  (Charge) and Gain,
  Net                                              --             --         35,540                --             --             --
 Gain on Sale of
  Investment Interest                              --             --             --                --             --             --
 Interest Expense, Net                         27,240         26,845         24,603            20,414         29,954         22,413
 Income Taxes                                 158,390        143,929        145,636           118,868         91,615         99,604
                                        -------------  -------------  -------------     -------------  -------------  -------------
 Income from Continuing
  Operations Before
  Accounting Changes                          242,598        219,528        215,882           171,054        144,506        124,074
 Net Cumulative Effect
  of Accounting Changes                            --             --             --                --             --             --
 Discontinued
  Operations                                       --             --             --                --          69,443        24,097
                                        -------------  -------------  -------------     -------------  -------------  -------------
 Net Income                                   242,598        219,528        215,882           171,054        213,949        148,171
                                        =============  =============  =============     =============  =============  =============
Income Per Share:
 From Continuing
  Operations Before
  Accounting
  Changes(b)                                     2.69           2.43           2.39(j)           1.90           1.60           1.38
 Net Cumulative Effect
  of Accounting Changes                            --             --             --                --             --             --
 Net Income(b)                                   2.69           2.43           2.39(j)           1.90           2.37           1.64
 Weighted Average
  Shares Outstanding(b)                        90,186         90,186         90,186            90,186         90,186         90,186
 Dividends Paid on
  Common Stock                                 77,174         70,426         74,161(e)         55,431         49,433         43,436
  Per Share(b)                                  1.030           .940           .990(e)           .740           .660           .580
 Dividends Paid on
  Class B Common Stock                         14,270         12,975         13,596(e)         10,161          9,097          8,031
  Per Share(b)                                   .935           .850           .890(e)           .665           .595           .525
Income from Continuing
 Operations Before
 Accounting Changes as
 a Percent of Net
 Sales                                            7.5%           7.6%           7.2%(f)           7.1%           6.7%           6.7%
 Depreciation                                  84,434         72,735         61,725            54,543         43,721         35,397
 Advertising                                  137,631        117,049        146,297           121,182         99,082         97,033
 Promotion                                    398,577        325,465        315,242           256,237        230,187        171,162
 Payroll                                      433,162        398,661        372,780           340,129        298,483        263,529
YEAR-END POSITION AND
 STATISTICS(a)
 Capital Additions                            249,795        226,071        179,408           162,032        101,682         68,504
 Total Assets                               2,672,909      2,341,822      2,078,828         1,814,101      1,764,665      1,544,354
 Long-term Portion of
  Debt                                        174,273        282,933        273,442           216,108        233,025        280,900
 Stockholders' Equity                       1,465,279      1,335,251      1,243,537         1,117,050      1,005,866        832,410
 Net Book Value Per
  Share(b)                                      16.25          14.81          13.79             12.39          11.15           9.23
 Operating Return on
  Average Stockholders'
  Equity                                         17.3%          17.0%          16.6%             16.1%          17.5%          19.0%
 Operating Return on
  Average Invested
  Capital                                        14.4%          13.8%          13.4%             13.2%          13.3%          13.5%
 Full-time Employees                           13,700         14,000         12,700            11,800         12,100         10,540
STOCKHOLDERS' DATA
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end(b)                               90,186         90,186         90,186            90,186         90,186         90,186
 Market Price of Common
  Stock at Year-end(b)                             47         44 3/8         37 1/2            35 7/8             26         24 1/2
 Range During Year(b)                   48 3/8-38 1/4  44 1/2-35 1/8  39 5/8-28 1/4     36 7/8-24 3/4  28 5/8-21 7/8  37 3/4-20 3/4

                                           1986         1985
                                         ---------  -------------
SUMMARY OF
 OPERATIONS(a)
 Net Sales                               1,635,486      1,526,584
                                         ---------  -------------
 Cost of Sales                           1,032,061        982,370
 Selling, Marketing and
  Administrative                           387,227        345,299
 Restructuring Credit,
  (Charge) and Gain,
  Net                                           --             --
 Gain on Sale of
  Investment Interest                           --             --
 Interest Expense, Net                       8,061         10,240
 Income Taxes                              100,931         91,910
                                         ---------  -------------
 Income from Continuing
  Operations Before
  Accounting Changes                       107,206         96,765
 Net Cumulative Effect
  of Accounting Changes                         --             --
 Discontinued
  Operations                                25,558         15,462
                                         ---------  -------------
 Net Income                                132,764        112,227
                                         =========  =============
Income Per Share:
 From Continuing
  Operations Before
  Accounting
  Changes(b)                                  1.15           1.03
 Net Cumulative Effect
  of Accounting Changes                         --             --
 Net Income(b)                                1.42           1.19
 Weighted Average
  Shares Outstanding(b)                     93,508         94,011
 Dividends Paid on
  Common Stock                              40,930         37,386
  Per Share(b)                                .520           .475
 Dividends Paid on
  Class B Common Stock                       7,216          6,556
  Per Share(b)                                .472           .428
Income from Continuing
 Operations Before
 Accounting Changes as
 a Percent of Net
 Sales                                         6.6%           6.3%
 Depreciation                               31,254         28,348
 Advertising                                83,600         77,135
 Promotion                                 122,508        105,401
 Payroll                                   238,742        222,267
YEAR-END POSITION AND
 STATISTICS(a)
 Capital Additions                          74,452         61,361
 Total Assets                            1,262,332      1,116,074
 Long-term Portion of
  Debt                                     185,676         86,986
 Stockholders' Equity                      727,941        727,899
 Net Book Value Per
  Share(b)                                    8.07           7.74
 Operating Return on
  Average Stockholders'
  Equity                                      18.2%          17.2%
 Operating Return on
  Average Invested
  Capital                                      13.5%          13.5%
 Full-time Employees                         10,210         10,380
STOCKHOLDERS' DATA
 Outstanding Shares of
  Common Stock and
  Class B Common Stock
  at Year-end(b)                             90,186         94,011
 Market Price of Common
  Stock at Year-end(b)                       24 5/8         17 1/8
 Range During Year(b)                     30-15 1/2  18 3/8-11 5/8

            NOTES TO THE ELEVEN-YEAR CONSOLIDATED FINANCIAL SUMMARY

(a) All amounts for years prior to 1988 have been restated for discontinued operations, where applicable. Operating Return on Average Stockholders' Equity and Operating Return on Average Invested Capital have been computed using Net Income, excluding the 1988 gain and 1985 loss on disposal included in Discontinued Operations, the 1993 Net Cumulative Effect of Accounting Changes, and the after-tax impacts of the 1990 Restructuring Gain, Net, the 1993 Gain on Sale of the Investment Interest in Freia Marabou a.s (Freia), the 1994 Restructuring Charge and the net 1995 Restructuring Credit.

(b) All shares and per share amounts have been adjusted for the three-for-one stock split effective September 15, 1986.

(c) Calculated percent excludes the 1994 Restructuring Charge. Including the charge, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 5.1%.

(d) Calculated percent excludes the Gain on Sale of Investment Interest in Freia. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 8.5%.

(e) Amounts included a special dividend for 1990 of $11.2 million or $.15 per share of Common Stock and $2.1 million or $.135 per share of Class B Common Stock.

(f) Calculated percent excludes the 1990 Restructuring Gain, Net. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 7.9%.

(g) Income Per Share from Continuing Operations Before Accounting Changes and Net Income Per Share for 1995 included a net $.02 per share credit associated with adjustments to accrued restructuring reserves. Excluding the impact of this net credit, Income Per Share from Continuing Operations Before Accounting Changes and Net Income Per Share would have been $3.38.

(h) Income Per Share from Continuing Operations Before Accounting Changes and Net Income Per Share for 1994 included a $.92 per share restructuring charge. Excluding the impact of this charge, Income Per Share from Continuing Operations Before Accounting Changes and Net Income Per Share would have been $3.04.

(i) Income Per Share from Continuing Operations Before Accounting Changes and Net Income Per Share for 1993 included a $.45 per share gain on the sale of the investment interest in Freia. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes would have been $2.86.

(j) Income Per Share from Continuing Operations Before Accounting Changes and Net Income Per Share for 1990 included a $.22 per share Restructuring Gain, Net. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes and Net Income Per Share would have been $2.17.

--------------------------------------------------------------------------------
       HERSHEY FOODS CORPORATION               THIS PROXY IS SOLICITED ON
                                            BEHALF OF THE BOARD OF DIRECTORS

P The undersigned, having received the Notice of Meeting and Proxy Statement dated March 18, 1996, appoints K. L. Wolfe, J. P. Viviano, and
       R. M. Reese, and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of
R the Corporation's Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 30, 1996, at the Hershey Theatre, East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

O THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S), WHO SHALL BE ENTITLED TO ONE VOTE FOR EACH SUCH SHARE HELD. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE ELEVEN NOMINEES FOR
X      DIRECTOR AND FOR ITEM 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

Y      ITEM 1. Election of M.J. McDonald and V.A. Sarni as Directors by holders of the Common Stock voting as a class; and election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together without regard to class:
               W.H. Alexander, R.H. Campbell, C.M. Evarts, T.C. Graham, B. Guiton Hill, J.C. Jamison, J.M. Pietruski, J.P. Viviano, K.L. Wolfe.
                                                     (item 1. continued on back)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   [_] FOR all nominees      [_] WITHHOLD AUTHORITY to vote for all nominees
         To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

                                                            FOR AGAINST ABSTAIN
                                                            --- ------- -------

   ITEM 2. Approval of Arthur Andersen LLP as the
           Corporation's independent public accountants
           for 1996.                                        [_]   [_]     [_]

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                           -----------------------------------
                                           Signature                    Date


                                           -----------------------------------
                                           Signature                    Date

   PLEASE MARK, SIGN (EXACTLY AS NAME(S) APPEARS ABOVE), DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PREPAID RETURN ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           HERSHEY FOODS CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned, having received the Notice of Meeting and Proxy Statement dated March 18, 1996, appoints K. L. Wolfe, J. P. Viviano and R. M. Reese and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 30, 1996, at the Hershey Theatre, East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

  THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S), WHO SHALL BE ENTITLED TO ONE VOTE FOR EACH SUCH SHARE HELD. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE ELEVEN NOMINEES FOR DIRECTOR AND FOR ITEM 2. EXCEPT WITH REGARD TO VOTING SEPARATELY AS A CLASS ON THE ELECTION OF MESSRS. MCDONALD AND SARNI, SHARES OF THE COMMON STOCK WILL VOTE TOGETHER WITH SHARES OF THE CLASS B COMMON STOCK WITHOUT REGARD TO CLASS.




                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------

                         [MAP OF HERSHEY APPEARS HERE]

This map will help you
find your way to the
  Hershey Theatre
    located on
East Caracas Avenue,
   Hershey, PA

--------------------------------------------------------------------------------

                         [MAP OF HERSHEY APPEARS HERE]

This map will help you
find your way to the
  Hershey Theatre
    located on
East Caracas Avenue,
   Hershey, PA

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                 [X] Please mark
                                                                     your votes
                                                                      this way

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

ITEM 1. Election of M.J. McDonald and V.A. Sarni as Directors by holders of the Common Stock voting as a class; and election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together with-out regard to class: W.H. Alexander, R.H. Campbell, C.M. Evarts, T.C. Graham,
B. Guiton Hill, J.C. Jamison, J.M. Pietruski, J.P. Viviano, K.L. Wolfe.

                                                                    WITHHOLD
                                                            FOR     AUTHORITY
                                               FOR          all        for
                                               all       Nominees      all
                                             Nominees     Except*   Nominees
                                               [_]          [_]       [_]

*Exceptions:
            --------------------------------------------------------------------

ITEM 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1996.
                                               For        Against   Abstain
                                               [_]          [_]       [_]
--------------------------------------------------------------------------------

In their discretion, the Proxies are authorized to vote for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.


                                    If you plan to attend the        WILL
                                    Annual Meeting, please mark     ATTEND
                                    the Will Attend block.            [_]





      Signature(s)                                             Date        ,1996
                   --------------------------------------------    --------
PLEASE MARK, SIGN (EXACTLY AS NAME(S) APPEARS ABOVE), DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PREPAID RETURN ENVELOPE PROVIDED. EXECUTORS, ADMINISTRATORS, TRUSTEES, ATTORNEYS, GUARDIANS, ETC., SHOULD SO INDICATE WHEN SIGNING.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Detach here

                              [ART APPEARS HERE]

--------------------------------------------------------------------------------

                              [ART APPEARS HERE]

--------------------------------------------------------------------------------

                           HERSHEY FOODS CORPORATION
             EMPLOYEE SAVINGS STOCK INVESTMENT AND OWNERSHIP PLAN

   THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned, having received the Notice of Meeting and Proxy Statement dated March 18, 1996, instructs American Express Trust Company*, as Trustee, to represent and vote all of the shares of Common Stock of Hershey Foods Corporation which are credited to my account under the above Plan at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 30, 1996 or at any adjournment thereof.

  THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED BY THE TRUSTEE IN THE MANNER DIRECTED. IF NO DIRECTION IS GIVEN, OR IS RECEIVED BY THE TRUSTEE AFTER APRIL 23, 1996, THE SHARES IN THE EMPLOYEE SAVINGS STOCK INVESTMENT AND OWNERSHIP PLAN (ESSIOP) WILL BE VOTED BY THE TRUSTEE IN PROPORTION TO THE FINAL AGGREGATE VOTE OF THE PLAN PARTICIPANTS ACTUALLY VOTING ON THE MATTER. EXCEPT WITH REGARD TO VOTING SEPARATELY AS A CLASS ON THE ELECTION OF MESSRS. MCDONALD AND SARNI, SHARES OF THE COMMON STOCK WILL VOTE TOGETHER WITH SHARES OF THE CLASS B COMMON STOCK WITHOUT REGARD TO CLASS.


        THIS VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.
   * American Express Trust Company, Trustee, has appointed Chemical Mellon
               Shareholder Services as agent to tally the vote.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                 [_] Please mark
                                                                     your votes
                                                                      this way

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

ITEM 1. Election of M.J. McDonald and V.A. Sarni as Directors by holders of the Common Stock voting as a class; and election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together with-out regard to class: W.H. Alexander, R.H. Campbell, C.M. Evarts, T.C. Graham,
B. Guiton Hill, J.C. Jamison, J.M. Pietruski, J.P. Viviano, K.L. Wolfe.

                                                                       WITHHOLD
                                                             FOR      AUTHORITY
                                                  FOR        all         for
                                                  all     Nominees       all
                                                Nominees   Except*     Nominees
                                                  [_]        [_]         [_]

*Exceptions:
            --------------------------------------------------------------------

ITEM 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1996.


                                                  For      Against     Abstain
                                                  [_]        [_]         [_]
--------------------------------------------------------------------------------




      Signature(s)                                            Date        ,1996
                  --------------------------------------------    --------
PLEASE MARK, SIGN (EXACTLY AS NAME(S) APPEARS ABOVE), DATE AND MAIL THIS CARD PROMPTLY IN THE POSTAGE PREPAID RETURN ENVELOPE PROVIDED. EXECUTORS, ADMINISTRATORS, TRUSTEES, ATTORNEYS, GUARDIANS, ETC., SHOULD SO INDICATE WHEN SIGNING.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Detach Here

HERSHEY FOODS CORPORATION
CLASS B COMMON STOCK

                                            This Proxy is Solicited on
                                            behalf of the Board of
                                                   Directors

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 18, 1996, appoints K.L. Wolfe, J.P. Viviano, and R.M. Reese and each or any of them as Proxies, with full power of substitution, to represent and vote all of the undersigned's shares of the Corporation's Class B Common Stock at the Annual Meeting of Stockholders to be held at 2:00 P.M., April 30, 1996, at the Hershey Theatre, East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

The shares of Class B Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to ten votes for each such share held. If no direction is made, the proxy will be voted FOR the election of the nine nominees for Director listed on the reverse side and FOR Item 2.

                    This proxy is continued on reverse side.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2

Item 1.  Election of the following as Directors by holders of the Common Stock and the Class B Common Stock voting together without regard to class:
           W.H. Alexander, R.H. Campbell, C.M. Evarts, T.C. Graham, B. Guiton Hill, J.C. Jamison, J.M. Pietruski, J.P. Viviano, K.L. Wolfe.

     [_] FOR all nominees           [_] WITHHOLD AUTHORITY for all nominees

To withhold authority to vote for any individual nominee, write the nominee's name in the space below:


Item 2. Approval of Arthur Andersen LLP as the Corporation's independent public accountants for 1996.

                                            FOR     AGAINST    ABSTAIN
                                            ---     -------    -------
                                            [_]       [_]        [_]

In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.
                                                       Dated:_______ ___,  1996


                                    _________________________________________
                                         Signature

                                    _________________________________________
                                         Signature




Please mark, sign (exactly as name(s) appears above), date and mail this card promptly in the postage prepaid return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.